Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Q&K INTERNATIONAL GROUP LIMITED

(adopted by Special Resolution on June 3, 2019)

1.	The name of the Company is Q&K INTERNATIONAL GROUP LIMITED.

2.

The registered office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands or at such other place as the Directors may determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other Law of the Cayman Islands.

4.	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

5.

The Company has power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6.	Capitalised terms that are not defined in this Memorandum bear the same meaning as those given in the Articles of the Company.

7.

The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising of (a) 2,500,000,000 class A ordinary shares; (b) 1,000,000,000 class B ordinary shares; and (c) 1,500,000,000 preferred shares comprising of (i) 255,549,510 series A preferred shares, of which 131,617,560 are designated as series A-1 preferred shares, 40,121,500 are designated as series A-2 preferred shares, and 83,810,450 are designated as series A-3 preferred shares, (ii) 160,000,000 series B preferred shares, (iii) 120,000,000 series C preferred shares; (iv) 103,500,000 series C-1 preferred shares, (v) 273,360,850 series C-2 preferred shares, and (vi) 587,589,640 are undesignated, in each case, with power for the Company insofar as is permitted by law to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether stated to be preference or otherwise shall be subject to the powers hereinbefore contained.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Q&K INTERNATIONAL GROUP LIMITED

(adopted by Special Resolution on June 3, 2019)

INTERPRETATION

In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	of a given Person means, (i) in the case of a Person other than a natural person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such given Person, or (ii) in the case of a natural person, any other Person who is an immediate family member of such given Person or that directly or indirectly is Controlled by such given Person or a family member of such given Person. For the avoidance of doubt, the Affiliates of the Group Companies shall, among others, include the Qingke Shishang Group Companies.

“Approved Sale”	means a Series C-2 Approved Sale, a Series C-1 Approved Sale, a Series C Approved Sale or a Series B Approved Sale, as the case may be.

“Articles”	means these articles of association of the Company (including Schedule A hereto) as amended from time to time.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Balance Sheet Date”	means November 30, 2014.

“Big-Four Accounting Firm”	means any of KPMG, PricewaterhouseCoopers (PwC), Deloitte Touche Tohmatsu (Deloitte) and Ernst & Young (EY).

“Board of Directors” or “Board”	means the board of directors of the Company.

“Business Day”	means a day (other than a Saturday or a Sunday) that the banks in Hong Kong, the PRC, or the City of New York are generally open for business.

“Business Plan”	means the annual/quarterly budget and the semi-annual operational/business plan of any Group Company prepared by the Company.

“BVI”	means the British Virgin Islands.

“BVI Subsidiary”	means QK365.Com Inc., a BVI business company incorporated under the BVI Laws.

“Class A Ordinary Shares”	means the class A ordinary shares of the Company of a par value of US$0.00001 each.

“Class B Ordinary Shares”	means the class B ordinary shares of the Company of a par value of US$0.00001 each.

“Closing”	means the consummation of the subscription of an aggregate number up to 273,360,850 Series C-2 Shares as contemplated under the Share Subscription Agreement.

“Closing Date”	means the date on which the Closing occurs as contemplated under the Share Subscription Agreement.

“Company”	means Q&K International Group Limited, an exempted company organized and existing under the Laws of the Cayman Islands.

“Constitutional Documents”	means the constitutional documents of the respective Group Company which may include, as applicable, memorandum of association and articles of association, by-laws, joint venture contracts and the like.

“Contract”	means each of legally binding contracts, agreements, engagements, purchase orders, commitments, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or any other contractual arrangements or obligations, which are currently subsisting and not terminated or completed.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors or similar governing body of such Person; and the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents”	means the following contracts entered into by the WFOE, the Domestic Company and other parties thereto, as applicable, collectively: (i) Exclusive Technology Service Agreements (独家技术服务协议), (ii) Exclusive Call Option Agreement (独家购买权协议), (iii) Voting Rights Proxy Agreements (股东表决权委托协议), and (iv) Equity Pledge Agreement (股权质押协议), in the form as attached thereto to the share purchase agreement relating to the purchase of the Series B Shares dated April 21, 2015 as Exhibit XI.

“Conversion Price”	means, as applicable, the Series C-2 Conversion Price, the Series C-1 Conversion Price, the Series C Conversion Price, the Series B Conversion Price or the Series A Conversion Price.

“Da Chen”	means Shanghai Dachen Hengsheng Chuangye Investment LLP (上海达晨恒胜创业投资中心(有限合伙)), Xiamen Dachen Jusheng Chuangye Investment LLP (厦门达晨聚圣创业投资合伙企业(有限合伙 )), Xiao Bing(肖冰) and Beijing Chengbohan Chuangye Investment Management Center LLP (北京市程铂瀚创业投资管理中心(有限合伙 )).

“Directors”	means the members of the Board of Directors.

“Domestic Company”	means Shanghai Qingke Electrics Commerce Co., Ltd.(上海青客电子商务有限公司), a limited liability company established under the PRC Laws.

“Drag-Along Shareholder”	means (in the case of a Series C-2 Approved Sale) the Series C-2 Drag-Along Shareholders, (in the case of a Series C-1 Approved Sale) the Series C-1 Drag-Along Shareholder, (in the case of a Series C Approved Sale) the Series C Drag-Along Shareholder or (in the case of a Series B Approved Sale) the Series B Drag-Along Shareholder.

“Dragged Shareholders”	means (in the case of a Series C-2 Approved Sale) all Shareholders other than the Series C-2 Drag-Along Shareholders, (in the case of a Series C-1 Approved Sale) all Shareholders other than the Series C-1 Drag-Along Shareholder, (in the case of a Series C Approved Sale) all Shareholders other than the Series C Drag-Along Shareholder or (in the case of a Series B Approved Sale) all Shareholders other than the Series B Drag-Along Shareholder.

“Equity Security” or “Equity Securities”	means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP”	means a share incentive plan or other similar arrangements of the Company adopted by the Company and approved by the Board of Directors in accordance with these Articles.

“Financial Statements”	means the following financial statements, including the related notes and schedules thereto: (i) the consolidated financial statements for the Qingke Shishang Group Companies as of the Balance Sheet Date of the financial due diligence report prepared by a Big-Four Accounting Firm approved by SAIF and Youzhen, (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows for the Company and the unaudited balance sheet and the related statements of income and cash flows of each of the Group Companies as of the last calendar day of the month in which the Restructuring is completed, all of which are reviewed by a Big-Four Accounting Firm approved by the SAIF and Youzhen, (iii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows for the Company and the unaudited balance sheet and the related statements of income and cash flows for each of the Group Companies as of the last calendar day of the month preceding the Closing, all of which are reviewed by a Big-Four Accounting Firm approved by the SAIF and Youzhen.

“Founder”	means Mr. JIN Guangjie, whose ID number is 310107197306012456.

“Founder Party”	means each of the Founder and the Holding Company.

“Government Authority”	means any nation, government, province, state, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction.

“Group Company”	means, each of the Company, the BVI Subsidiary, the US Subsidiaries, the HK Subsidiary, the PRC Subsidiaries and any other Subsidiaries of the foregoing.

“HK Subsidiary”	means Qingke (China) Limited, a company limited by shares incorporated under the Hong Kong Laws.

“Holding Company”	means BILL.com INC.

“Hong Kong”	means Hong Kong Special Administrative Region of the PRC.

“Hui Jia”	means Shanghai Huijia Chuangye Investment Co., Ltd. (上海汇嘉创业投资有限公司).

“Interested Party”	means a Founder Party, any shareholder, director, officer or employee of a Group Company, or any Affiliate of the foregoing.

“Key Employee(s)”	has the meaning set forth in the Share Subscription Agreement.

“Law”	means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common or customary law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure of any Governmental Authority.

“Liability”	means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Liquidation Event”

means unless otherwise agreed by the Series C-2 Majority, the Series C-1 Majority, the Series C Majority, the Series B Majority and the Series A Majority, any of the following events:

(i) the liquidation, dissolution or winding-up of any Group Company, whether voluntary or involuntary (including any liquidation in accordance with Section 1 and Section 2.4 of Schedule A);

(ii) any sale, transfer, license, pledge, or otherwise disposal of all, or substantially all, of the Company’s assets;

(iii) any Trade Sale or Approved Sale;

(iv) the termination or the invalidation of the Control Documents in accordance with applicable Law and no appropriate substitute mechanism reasonably acceptable to the Board of Directors (including the consent of both Preferred Directors) has been implemented to achieve the consolidation of the financial statements of the Domestic Company into those of the Company in accordance with the US GAAP; or

(v) any change in Control of the Company.

“Management Rights Letter”	means the management rights letter the form of which is attached to the share purchase agreement relating to the purchase of the Series B Shares dated April 21, 2015 as Exhibit VII, as amended from time to time.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“New Shares”

means any Preferred Shares, Ordinary Shares or other Equity Securities of the Company, whether now authorized or not, and rights, options or warrants to purchase any Equity Securities of the Company of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other Equity Securities of the Company, except for:

(i) Ordinary Shares, or any option to acquire any Ordinary Shares issued to employees, officers, consultants or directors of the Company pursuant to the ESOP, which shall not exceed 5% of the issued share capital of the Company on a fully diluted and as-converted basis and as approved by the Board (including the affirmative votes of the Series C-1 Director, Series C Director, both Series B Directors and two Series A Directors);

(ii) Ordinary Shares issued upon conversion of the Preferred Shares;

(iii) Equity Securities of the Company issued in connection with any share split, share dividend, combination, recapitalization or reorganization or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders and as approved by the Board (including the affirmative votes of the Series C-1 Director, the Series C Director, both Series B Directors and two Series A Directors);

(iv) Equity Securities of the Company issued in the QIPO of the Company;

(v) Equity Securities of the Company issued upon the exercise or conversion of any convertible securities issued prior to the Closing Date; and

(vi) any Adjustment Shares (as defined in the Series C SSA, the Series C-1 SSA and the Share Subscription Agreement respectively) as may be issued to the Series C Shareholder pursuant to the Series C SSA, to the Series C-1 Shareholder pursuant to the Series C-1 SSA and to the Series C-2 Shareholder pursuant to the Share Subscription Agreement.

“Niu Xin”	means Shanghai Niuxin Chuangye Investment Center LLP (上海纽信创业投资中心(有限合伙)), Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)), Shanghai Niuxin Investment Management Co., Ltd. (上海纽信投资管理有限公司) and Shanghai Niuxin Xuhang Investment Center LLP (上海纽信续行投资中心(有限合伙)).

“Option”	means any options to purchase or rights to subscribe for Ordinary Shares, or other securities by their terms convertible into or exchangeable for Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Ordinary Majority”	means the Ordinary Shareholder(s) holding at least 50% of the issued and outstanding Ordinary Shares.

“Ordinary Shareholder”	means any direct holder of the issued and outstanding Ordinary Shares.

“Ordinary Shares”	means collectively the Class A Ordinary Shares and Class B Ordinary Shares or any of the foregoing shares as the context may require.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or legal person.

“PRC”	means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau Special Administrative Region.

“PRC Subsidiary”	means each of the WFOE, the Domestic Company, Shanghai Qingke Chuangyi Industrial Supporting Property Management Co., Ltd.(上海青客创意产业配套物业管理有限公司), Suzhou Qingke Property Management Co., Ltd.(苏州青客物业管理有限公司), Shanghai Lingqing Property Management Co., Ltd.(上海凌青物业管理有限公司), Shanghai Minqing Property Service Co., Ltd.(上海闵青物业服务有限公司), Shanghai Tangqing Property Management Co., Ltd.(上海唐青物业管理有限公司), Shanghai Qingteng Investment Management Center LLP(上海青腾投资管理中心(有限合伙)), Shanghai Qingke Public Rental Housing Leasehold Operation and Management Company Limited by Shares(上海青客公共租赁住房租赁经营管理股份有限公司), Shanghai Guqing Property Management Co., Ltd.(上海谷青物业管理有限公司), Shanghai Qingke Equipment Rental Co., Ltd.(上海青客设备租赁有限公司), Shanghai Baoshan Qingke Public Rental Leased Housing Operation And Management Co., Ltd. (上海宝山青客公共租赁用房运营管理有限公司), Shanghai Qingke Trading Co., Ltd. (上海青客贸易有限公司), Jiaxing Qingke Public Rental Housing Leasehold Investment Management Company Limited By Share (嘉兴青客公共租赁住房投资管理股份有限公司), Hangzhou Qingke Apartment Management Co., Ltd. (杭州青客公寓管理有限公司), Guangzhou Qingke Apartment Hotel Management Co., Ltd. (广州青客公寓酒店管理有限公司), Beijing Qingke Property Management Co., Ltd. (北京青客物业管理有限公司), Tianjin Qingke Apartment Management Co., Ltd.(天津青客公寓管理有限公司), Chengdu Qingke Apartment Management Co., Ltd.(成都青客公寓管理有限公司), Nanjing Qingke Apartment Management Co., Ltd.(南京青客公寓管理有限公司), Hefei Qingke Property Management Co., Ltd. (合肥青客物业管理有限公司), Xiamen Qingke Apartment Management Co., Ltd.(厦门青客公寓管理有限公司),Wuhan Qingke Apartment Hotel Management Co., Ltd.(武汉青客公寓酒店管理有限公司), Jiaxing Qingke Talent Apartment Construction and Development Co., Ltd. (嘉兴青客人才公寓建设开发有限公司), Jiaxing Huicai Property Management Co., Ltd. (嘉兴汇才物业管理有限公司), Shanghai Xiangsi Shiye Co., Ltd. (上海祥斯实业有限公司) and any other current and future corporation, company (including any limited liability company), association, partnership, joint venture or other business entity from time to time organized and existing under the Laws of the PRC (i) which is a Subsidiary of the Company or (ii) whose financial reporting is consolidated with the Company or its Subsidiary in any of their audited financial statements.

“Preferred Directors”	means, collectively, the Series C-1 Director, the Series C Director, the Series B Directors and the Series A Directors.

“Preferred Shareholders”	means, collectively, the Series C-2 Shareholders, the Series C-1 Shareholders, the Series C Shareholders, the Series B Shareholders and the Series A Shareholders, and “Preferred Shareholder” refers to any of the Preferred Shareholders.

“Preferred Shares”	means, the preferred shares of par value of US$0.00001 each in the authorised share capital of the Company including without limitation, the Series C-2 Shares, the Series C-1 Shares, the Series C Shares, the Series B Shares and Series A Shares or any of the foregoing shares as the context may require.

“Previous A-1 Investment Agreements”	means (i) the investment agreement by and among Qingke Shishang, Shanghai Niuxin Chuangye Investment Center LLP (上海纽信创业投资中心(有限合伙)), Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)), Shanghai Niuxin Investment Management Co., Ltd. (上海纽信投资管理有限公司) and certain other parties therein dated 28 February 2012; (ii) the equity transfer agreement by and among Mrs. SONG Guiying, Mr. JIN Guangjie, Shanghai Niuxin Chuangye Investment Center LLP (上海纽信创业投资中心(有限合伙)), Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)) and Shanghai Chuangye Jieli Investment Management Co., Ltd. (上海创业接力投资管理有限公司) dated 29 February, 2012; (iii) the equity transfer agreement by and among Shanghai Chuangye Jieli Investment Management Co., Ltd. (上海创业接力投资管理有限公司), Mr. JIN Guangjie and Shanghai Niuxin Investment Management Co., Ltd. (上海纽信投资管理有限公司) dated 14 June 2012; (iv) the equity transfer agreement by and between Mr. JIN Guangjie and Shanghai Niuxin Investment Management Co., Ltd. (上海纽信投资管理有限公司) dated 28 June 2012; (v) the equity transfer agreement by and between Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)) and Shanghai Yijia Investment Co., Ltd. (上海驿家投资有限公司) dated 1 November 2012; (vi) the equity transfer agreement by and among Mr. JIN Guangjie, Shanghai Niuxin Chuangye Investment Center LLP (上海纽信创业投资中心(有限合伙)), Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)), Shanghai Niuxin Investment Management Co., Ltd. (上海纽信投资管理有限公司) and Shanghai Yijia Investment Co., Ltd. (上海驿家投资有限公司) dated 1 November 2012; (vii) the equity transfer agreement by and between Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)) and Shanghai Youzhen Investment Management Center LLP (上海宥珍投资管理中心(有限合伙)) dated 15 August 2013; (viii) the equity transfer agreement by and between Shanghai Niuxin Chuanglian Investment Center LLP (上海纽信创连投资中心(有限合伙)) and Shanghai Yijia Investment Co., Ltd. (上海驿家投资有限公司) dated 15 August 2013; (ix) the equity transfer agreement by and between Shanghai Niuxin Chuangye Investment Center LLP (上海纽信创业投资中心(有限合伙)) and Shanghai Niuxin Xuhang Investment Center LLP (上海纽信续行投资中心(有限合伙)) dated 9 July 2014; (x) the equity transfer agreement by and between Shanghai Kunlong Investment Co., Ltd. (上海坤隆投资顾问有限公司) and Shanghai Youzhen Investment Management Center LLP (上海宥珍投资管理中心(有限合伙)) dated 15 August 2013, and (xi) the equity transfer agreement by and among Shanghai Youzhen Investment Management Center LLP (上海宥珍投资管理中心(有限合伙)), Shanghai Dachen Hengsheng Chuangye Investment Center LLP (上海达晨恒胜创业投资中心(有限合伙)), Xiamen Dachen Junsheng Chuangye Investment LLP (厦门达晨聚圣创业投资合伙企业(有限合伙)), Mr. XIAO Bing and Beijing Chengbohan Chuangye Investment Management Center LLP (北京市程铂瀚创业投资管理中心(有限合伙 )) dated January 2014.

“Previous A-2 Investment Agreement”	means the investment agreement by and among Qingke Shishang, Hui Jia and certain other parties therein dated December 2012.

“Previous A-3 Investment Agreements”	means (i) the investment agreement by and among Qingke Shishang, Da Chen and certain other parties therein dated January 2014, and (ii) the equity transfer agreement by and among Shanghai Youzhen Investment Management Center LLP (上海宥珍投资管理中心(有限合伙)), Shanghai Dachen Hengsheng Chuangye Investment Center LLP (上海达晨恒胜创业投资中心(有限合伙)), Xiamen Dachen Junsheng Chuangye Investment LLP (厦门达晨聚圣创业投资合伙企业(有限合伙 )), Mr. XIAO Bing and Beijing Chengbohan Chuangye Investment Management Center LLP (北京市程铂瀚创业投资管理中心(有限合伙 )) dated January 2014.

“Proprietary Asset”	means (i) all inventions and patents, together with all applications, reissuances, continuations, revisions, and extensions thereof, (ii) all registered and material unregistered trademarks, service marks, trade dress, logos, trade names and corporate names and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works (including, without limitation, all works of authorship, works made for hire and mask works), all copyrights (together with all applications, registrations and renewals in connection therewith) and all material unregistered copyrights, (iv) all trade secrets and confidential business information (including ideas, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, technology, technical data, designs, drawings, flowcharts, diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all software, (vi) all other proprietary rights, (vii) all licenses, sublicenses, agreements, consents or permissions related to the foregoing, (viii) all media on which any of the foregoing is stored or all documentation related to any of the foregoing and (viii) any of the above reflected in the balance sheets of the Financial Statements and in the asset list attached to the Restructuring Plan.

“Qingke Shishang”	means Shanghai Qingke Shishang Living Service Company Limited by Shares (上海青客时尚生活服务股份有限公司).

“Qingke Shishang Group Company” or “Qingke Shishang Group Companies”	means each of Qingke Shishang and any of its Subsidiaries prior to the Restructuring (including but not limited to Shanghai Qingke Chuangyi Industrial Supporting Property Management Co., Ltd. (上海青客创意产业配套物业管理有限公司), Suzhou Qingke Property Management Co., Ltd.(苏州青客物业管理有限公司), Shanghai Yijia Property Management Co., Ltd.(上海驿家物业管理有限公司), Shanghai Minqing Property Service Co., Ltd.(上海闵青物业服务有限公司), Shanghai Tangqing Property Management Co., Ltd.(上海唐青物业管理有限公司), Shanghai Qingteng Investment Management Center LLP(上海青腾投资管理中心(有限合伙)), Shanghai Qingke Public Rental Housing Leasehold Operation and Management Company Limited by Shares(上海青客公共租赁住房租赁经营管理股份有限公司) and Shanghai Guqing Property Management Co., Ltd.(上海谷青物业管理有限公司).

“QIPO”

means a firm commitment underwritten public offering of the Ordinary Shares (or securities representing such Ordinary Shares) on an internationally recognized securities exchange or board (whether in the United States or in another jurisdiction) as may be approved by the Series C-2 Shareholders or the Series C-1 Shareholders:

(i) pursuant to which all Shares converted from the Preferred Shares will become listed and publicity tradable;

(ii) with a pre-offering market capitalization of the Company of US$800,000,000 or more (on a fully diluted basis); and

(iii) where such public offering results in proceeds to the Company in excess of US$160,000,000, after deducting all expenses of the public offering, including but not limited to underwriters fees, legal expenses, auditors fees and other third party expenses, provided, however, subject to the provisions set forth in the Shareholders’ Agreement and these Articles, if all Preferred Directors other than the Series C-1 Director have reached consensus on the plan of an initial public offering, the Series C-2 Shareholders and the Series C-1 Shareholders agree to waive (ii) and (iii) above to the extent that such agreed initial public offering shall (x) have a pre-offering market capitalization of the Company of no lower than US$600,000,000 (on a fully diluted basis); and (y) result in proceeds to the Company in excess of 20% of the pre-offering market capitalization (after deducting all expenses), which shall be no lower than US$120,000,000.

“Restructuring”	means a series of transactions and corporate actions (including but not limited to the transfer of certain properties, assets and contract rights) between the Group Companies and the Qingke Shishang Group Companies as contemplated under the Restructuring Plan.

“Restructuring Plan”	means the restructuring plan of the Group Company as set forth in Exhibit XIII attached to the share purchase agreement relating to the purchase of the Series B Shares dated April 21, 2015.

“RMB”	means the lawful currency of the PRC from time to time.

“SAIF”	means SAIF IV Consumer (BVI) Limited and its successors in title, assigns and transferees.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the US Securities Act of 1933, as amended and interpreted from time to time.

“Series A Conversion Price”	means, as applicable, the Series A-1 Conversion Price, the Series A-2 Conversion Price or the Series A-3 Conversion Price.

“Series A Majority”	means the Series A Shareholder(s) holding at least 50% of the issued and outstanding Series A Shares.

“Series A Purchase Price”	means, the Series A-1 Purchase Price with respect to the Series A-1 Shares, the Series A-2 Purchase Price with respect to the Series A-2 Shares or the Series A-3 Purchase Price with respect to the Series A-3 Shares, as applicable and as the case might be.

“Series A Shares”	means the series A preferred shares of the Company of US$0.00001 each consisting of the Series A-1 Shares, the Series A-2 Shares and the Series A-3 Shares.

“Series A Shareholder”	means a holder of any issued and outstanding Series A Shares.

“Series A-1 Majority”	means, the Series A Shareholder(s) holding at least 50% of the issued and outstanding Series A-1 Shares.

“Series A-1 Purchase Price”	means the purchase price for each Series A-1 Share calculated based on the total amount invested by Niu Xin and Shanghai Youzhen Investment Management Center LLP (上海宥珍投资管理中心(有限合伙)) in Qingke Shishang (including the purchase price paid to both Qingke Shishang and the relevant transferors) pursuant to the Previous A-1 Investment Agreements, the median exchange rate between RMB and US$ published by the China Foreign Exchange Trading System (as published on the official website of the People’s Bank of China) on February 29, 2012, and the number of Series A-1 Shares outstanding on the date hereof, subject to adjustment as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events. In the event of any error in calculation, the Company and Series A-1 Shareholders shall take all necessary measures as soon as possible to cure such error and indemnify the other Shareholders against all losses incurred in connection with or arising out of such error.

“Series A-1 Shares”	means the Series A Shares designated as series A-1 preferred shares of the Company.

“Series A-1 Shareholder”	means a holder of any issued and outstanding Series A-1 Shares.

“Series A-2 Majority”	means, the Series A Shareholder(s) holding at least 50% of the issued and outstanding Series A-2 Shares.

“Series A-2 Purchase Price”	means the purchase price for each Series A-2 Share calculated based on the total amount invested by Hui Jia in Qingke Shishang (including the purchase price paid to both Qingke Shishang and the relevant transferors) pursuant to the Previous A-2 Investment Agreement, the median exchange rate between RMB and US$ published by the China Foreign Exchange Trading System (as published on the official website of the People’s Bank of China) on August 15, 2013, and the number of Series A-2 Shares outstanding on the date hereof, subject to adjustment as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events. In the event of any error in calculation, the Company and Series A-2 Shareholders shall take all necessary measures as soon as possible to cure such error and indemnify the other Shareholders against all losses incurred in connection with or arising out of such error.

“Series A-2 Shares”	means the Series A Shares designated as series A-2 preferred shares of the Company.

“Series A-2 Shareholder”	means a holder of any issued and outstanding Series A-2 Shares.

“Series A-3 Majority”	means, the Series A Shareholder(s) holding at least 50% of the issued and outstanding Series A-3 Shares.

“Series A-3 Purchase Price”	means the purchase price for each Series A-3 Share calculated based on the total amount invested by Da Chen in Qingke Shishang (including the purchase price paid to both Qingke Shishang and the relevant transferors) pursuant to the Previous A-3 Investment Agreements, the median exchange rate between RMB and US$ published by the China Foreign Exchange Trading System (as published on the official website of the People’s Bank of China) on February 24, 2014, and the number of Series A-3 Shares outstanding on the date hereof, subject to adjustment as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events. In the event of any error in calculation, the Company and Series A-3 Shareholders shall take all necessary measures as soon as possible to cure such error and indemnify the other Shareholders against all losses incurred in connection with or arising out of such error.

“Series A-3 Shares”	means the Series A Shares designated as Series A-3 preferred shares of the Company.

“Series A-3 Shareholder”	means a holder of any issued and outstanding Series A-3 Shares.

“Series B Majority”	means the Series B Shareholder(s) holding at least 50% of the issued and outstanding Series B Shares.

“Series B Shares”	means the Series B preferred shares of the Company of US$0.00001 each.

“Series B Shares Issue Date”	means the date on which the Series B Shares are first issued by the Company.

“Series B Shareholder”	means a holder of any issued and outstanding Series B Shares.

“Series B Purchase Price”	means US$0.125 for each Series B Share.

“Series C Majority”	means the Series C Shareholder(s) holding at least 50% of the issued and outstanding Series C Shares.

“Series C Shares”	means the Series C preferred shares of the Company of US$0.00001 each.

“Series C Shares Issue Date”	means the date on which the Series C Shares are first issued by the Company pursuant to the Series C SSA.

“Series C Shareholder”	means a holder of any issued and outstanding Series C Shares.

“Series C SSA”	means the Series C Preferred Share Subscription Agreement dated July 26, 2017 by and among the Company, the Series C Shareholder and certain other parties thereto.

“Series C Subscription Price”	means US$0.25 for each Series C Share.

“Series C-1 Majority”	means the Series C-1 Shareholder(s) holding at least 50% of the issued and outstanding Series C-1 Shares.

“Series C-1 Shares”	means the Series C-1 preferred shares of the Company of US$0.00001 each.

“Series C-1 Shares Issue Date”	means the date on which the Series C-1 Shares are first issued by the Company pursuant to the Series C-1 SSA.

“Series C-1 Shareholder”	means a holder of any issued and outstanding Series C-1 Shares.

“Series C-1 Subscription Price”	means US$0.29 for each Series C-1 Share.

“Series C-1 SSA”	means the Series C-1 Preferred Share Subscription Agreement dated March 16, 2018 by and among the Company, the Series C-1 Shareholder and certain other parties thereto.

“Series C-2 Majority”	means the Series C-2 Shareholder(s) holding at least 50% of the issued and outstanding Series C-2 Shares.

“Series C-2 Shares”	means the Series C-2 preferred shares of the Company of US$0.00001 each.

“Series C-2 Shares Issue Date”	means the date on which the Series C-2 Shares are first issued by the Company pursuant to the Share Subscription Agreement.

“Series C-2 Shareholder”	means a holder of any issued and outstanding Series C-2 Shares.

“Series C-2 Subscription Price”	means US$0. 3045 for each Series C-2 Share.

“Share” and “Shares”	means a share or shares in the Company (including the Ordinary Shares and the Preferred Shares) and includes a fraction of a share.

“Share Subscription Agreement”	means that the Series C-2 Preferred Share Subscription Agreement dated January 30, 2019 by and among the Company, the Series C-2 Shareholder and certain other parties thereto.

“Shareholder” and “Shareholders”	means a holder or holders of the Shares.

“Shareholders’ Agreement”	means that the Third Amended and Restated Shareholders’ Agreement dated June 3, 2019 by and among the Company, the Preferred Shareholders and certain other parties thereto.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”

means, (i) in respect of any Person, any corporation, company (including any limited Liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled (including contractual control), directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

and (ii) in respect of the Company, any of its PRC Subsidiaries in addition to any Subsidiary described above, any Person Controlled directly or indirectly by any of the foregoing and any Person whose financial statements are consolidated into those of the Company under the applicable accounting standards.

“Total Internal Rate of Return”	means, in respect of a Series C Share, the annual rate based on a 365-day period used to discount each cash flow in respect of such Series C Share (such cash flow to include subscription or purchase consideration, cash dividends and distributions received, and cash received from redemption of shares) to the date of payment in full of such Series C Preference Amount or Series C Redemption Price (as the case may be) such that the present value of the aggregate cash flow equals zero.

“Trade Sale”

means any of the following transactions:

(i) the merger or acquisition of any Group Company (whether by a sale of equity, merger, consolidation, amalgamation or scheme of arrangement) in which in excess of 50% of such Group Company’s voting power outstanding before such transaction is transferred; or

(ii) the sale or other disposition of all or substantially all of the Equity Securities of any Group Company, or all or substantially all of the assets or businesses of any Group Company.

“Transaction Documents”

means, collectively:

(i) for the purposes of Section 2.3 of Schedule A, the Series C SSA, the Shareholders’ Agreement, this Second Amended and Restated Memorandum and Articles of Association, the director indemnification agreement the form of which is attached to the Series C SSA as Exhibit XI, as amended from time to time, the Management Rights Letter, the non-compete letter the form of which is attached to the Series C SSA as Exhibit VIII, as amended from time to time, the Control Documents and all ancillary documents as referred to in such documents;

(ii) for the purposes of Section 2.2 of Schedule A, the Series C-1 SSA, the Shareholders’ Agreement, this Second Amended and Restated Memorandum and Articles of Association, the director indemnification agreement the form of which is attached to the Series C-1 SSA as Exhibit X, as amended from time to time, the Management Rights Letter, the non-compete letter the form of which is attached to the Series C-1 SSA as Exhibit VII, as amended from time to time, the Control Documents and all ancillary documents as referred to in such documents;

(iii) for all other purposes, the Share Subscription Agreement, the Shareholders’ Agreement, this Second Amended and Restated Memorandum and Articles of Association, the Management Rights Letter, the Control Documents and all ancillary documents as referred to in such documents.

“Transfer”	means any direct or indirect transfer, sale, assignment or any other disposal (including creation of any encumbrance), and its verb form and the terms of “transferor” and “transferee” shall have the meaning correlative to the foregoing. In the case that any Share is held by its ultimate beneficial owner through one or more level of holding companies, any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Share shall be deemed as an indirect transfer of such Shares. The restrictions on the transfer of the Shares held by the Founder Parties contained in these Articles shall apply to such indirect transfer and shall not be circumvented by means any indirect transfer of the Shares.

“U.S.”	means the United States of America.

“US GAAP”	means the generally accepted accounting principles of the United States of America.

“US Subsidiary”	means QK365.Com, Inc., a corporation incorporated under the Laws of the State of Delaware.

“US$”	means the lawful currency of the United States of America from time to time.

“Warrantors”	means, collectively, the Group Companies, the Founder and the Holding Company.

“WFOE”	means Q&K Investment Consulting Co., Ltd. (上海青客投资咨询有限公司), a limited liability company established under the PRC Laws.

“Youzhen”	means YOUZHEN INC.

In addition, the following terms shall have the meanings as defined in the Sections or Exhibits set forth below:

“Appraiser”	Section 51
“Approved Sale Date”	Section 5.6 of Schedule A
“Drag-Along Notice”	Section 5.6 of Schedule A
“IPO Approval Event”	Section 2.4(b) of Schedule A
“Issuance Notice”	Section 7.2(a)
“Issuance Shares”	Section 7.1
“New Price”	Section 3.4(a)(i) of Schedule A
“Over-Allotment Issuance Shares”	Section 7.2(c)
“Over-Allotment Transfer Shares”	Section 47.2(c)
“Potential Purchaser”	Section 5.1 of Schedule A
“Potential Subscriber”	Section 7.1
“Potential Transferee”	Section 47.1
“PR Holder”	Section 7
“Preemptive Right”	Section 7.1
“Preferred Right of First Offer”	Section 48.1
“Preferred Right of First Refusal”	Section 47.1
“Preferred ROFR Holder”	Section 47
“Purchasing PR Holder”	Section 7.2(c)
“Purchasing ROFR Holder”	Section 47.2(c)
“Redeeming Series B Shareholders”	Section 2.4(a) of Schedule A
“Redeeming Series C Shareholder”	Section 2.3 of Schedule A
“Redeeming Series C-1 Shareholder”	Section 2.2 of Schedule A
“Redeeming Series C-2 Shareholder”	Section 2.1 of Schedule A
“Right of Co-Sale”	Section 49.1
“ROCS Holder”	Section 49
“ROFO Acceptance Notice”	Section 48.2(c)
“ROFO Acceptance Period”	Section 48.2(c)
“ROFO Exercise Notice”	Section 48.2(b)
“ROFO Exercise Period”	Section 48.2(b)
“Series A Director” or “Series A Directors”	Section 4.2(e) of Schedule A
“Series A-1 Conversion Price”	Section 3.1(g) of Schedule A
“Series A-2 Conversion Price”	Section 3.1(f) of Schedule A
“Series A-1 Director”	Section 4.2(d) of Schedule A
“Series A-3 Conversion Price”	Section 3.1(e) of Schedule A
“Series A Preference Amount”	Section 1(d) of Schedule A
“Series B Approved Sale”	Section 5.4 of Schedule A
“Series B Conversion Price”	Section 3.1(d) of Schedule A
“Series B Directors”	Section 4.2(c) of Schedule A
“Series B Drag-Along Shareholders”	Section 5.4 of Schedule A
“Series B Dragged Shareholders”	Section 5.4 of Schedule A
“Series B Preference Amount”	Section 1(c) of Schedule A
“Series B Redemption Date”	Section 2.4(a) of Schedule A
“Series B Redemption Notice”	Section 2.4(a) of Schedule A
“Series B Redemption Price”	Section 2.4(a) of Schedule A
“Series C Approved Sale”	Section 5.3 of Schedule A
“Series C Conversion Price”	Section 3.1(c) of Schedule A
“Series C Director”	Section 4.2(a) of Schedule A

“Series C Drag-Along Shareholder”	Section 5.3 of Schedule A
“Series C Dragged Shareholders”	Section 5.3 of Schedule A
“Series C Preference Amount”	Section 1(b) of Schedule A
“Series C Redemption Date”	Section 2.3 of Schedule A
“Series C Redemption Notice”	Section 2.3 of Schedule A
“Series C Redemption Price”	Section 2.3 of Schedule A
“Series C Transfer Notice”	Section 48.2(a)
“Series C Transfer Shares”	Section 48.1
“Series C Transferor”	Section 48.1
“Series C-1 Approved Sale”	Section 5.2 of Schedule A
“Series C-1 Conversion Price”	Section 3.1(b) of Schedule A
“Series C-1 Director”	Section 4.2(a) of Schedule A
“Series C-1 Drag-Along Shareholder”	Section 5.2 of Schedule A
“Series C-1 Dragged Shareholders”	Section 5.2 of Schedule A
“Series C-1 Preference Amount”	Section 1(b) of Schedule A
“Series C-1 Redemption Date”	Section 2.2 of Schedule A
“Series C-1 Redemption Notice”	Section 2.1 of Schedule A
“Series C-1 Redemption Price”	Section 2.2 of Schedule A
“Series C-2 Approved Sale”	Section 5.1 of Schedule A
“Series C-2 Conversion Price”	Section 3.1(a) of Schedule A
“Series C-2 Drag-Along Shareholders”	Section 5.1 of Schedule A
“Series C-2 Dragged Shareholders”	Section 5.1 of Schedule A
“Series C-2 Preference Amount”	Section 1(a) of Schedule A
“Series C-2 Redemption Date”	Section 2.1 of Schedule A
“Series C-2 Redemption Notice”	Section 2.1 of Schedule A
“Series C-2 Redemption Price”	Section 2.1 of Schedule A
“Shareholder with Identity Issue”	Section 2.4(b) of Schedule A
“Tag Shares”	Section 49.2(a)
“Third Party Purchaser”	Section 48.2(d)
“Transfer Notice”	Section 47.2(a)
“Transfer Shares”	Section 47.1
“Transferor”	Section 47.1
“Unpaid Redemption Notice”	Section 2.5(h) of Schedule A
“Unredeemed Shareholder”	Section 2.5(h) of Schedule A

In the Articles:

1.1	words importing the singular number include the plural number and vice versa;

1.2	words importing the masculine gender include the feminine gender;

1.3	words importing persons include corporations;

1.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

1.5	references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

1.6

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

1.8	in these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN THE SCHEDULE

2

All provisions set out in the main body of these Articles shall be read in conjunction with and shall be subject to the terms set out in the Schedule A hereto, which provide further details on the rights of Preferred Shareholders. In the event of any inconsistencies between the provisions set out in the main body of these Articles and the provisions set out in the Schedule A hereto, the provisions set out in the Schedule A hereto shall, to the maximum extent permitted under applicable laws, prevail.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5

Subject to the other provisions in the Memorandum and Articles, including Section 4.3 of Schedule A, (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant Options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6	The Company shall not issue Shares to bearer.

PREEMPTIVE RIGHTS

7	Each Preferred Shareholder (a “PR Holder”) shall have the Preemptive Right as set forth below.

7.1

Preemptive Right. Subject to Section 4.3 of Schedule A, Section 9.14 of the Shareholders’ Agreement and other than in a QIPO, each PR Holder shall have a right (the “Preemptive Right”) (but not an obligation) to purchase all or part of its pro rata share, based on its percentage of the issued and outstanding Ordinary Shares, calculated on an as-converted basis, of any New Shares (the “Issuance Shares”) that the Company may, from time to time after the Closing, propose to issue to any potential purchaser (the “Potential Subscriber”) as set forth in this.

7.2	Procedure.

(a)

Issuance Notice. If the Company proposes to issue any New Shares, it shall give each PR Holder a written notice (an “Issuance Notice”) of such intention, describing (i) type and number of the New Shares to be issued, (ii) identity of the Potential Subscriber, (iii) price and other material terms and conditions upon which the Company proposes to issue such Issuance Shares and (iv) a valuation report issued by an Appraiser in respect of any non-cash consideration pursuant to Section 5.1 of Schedule A (if applicable).

(b)

Exercise. Each PR Holder shall have fifteen (15) days after the receipt of the Issuance Notice to irrevocably elect to purchase all or a portion of its initial pro rata share of the Issuance Shares on the same price and terms and conditions as indicated on the Issuance Notice by notifying the Company in writing of the number of Issuance Shares to be purchased. For the purposes of the Preemptive Right, each PR Holder’s “initial pro rata share” shall be determined according to the aggregate number of all Shares held by such PR Holder on the date of the Issuance Notice in relation to the aggregate number of all Shares then issued and outstanding on such date (calculated on an as-converted basis).

(c)

Over-Allotment. If any PR Holder fails to elect to purchase all of its initial pro rata share of the Issuance Shares, then such unpurchased Issuance Shares (“Over-Allotment Issuance Shares”) shall be made available to each PR Holder who has elected to purchase all of its initial pro rata share of the Issuance Shares for over-allotment (the “Purchasing PR Holder”). The Company shall deliver an over-allotment notice to each Purchasing PR Holder to inform them of the aggregate number of Over-Allotment Issuance Shares that are available for over-allotment. Each Purchasing PR Holder shall have five (5) days after the receipt of such over-allotment notice to irrevocably elect to purchase all or a portion of the Over-Allotment Issuance Shares on the same price and terms and conditions as indicated on the Issuance Notice by notifying the Company in writing of the number of Over-Allotment Issuance Shares to be purchased. If the aggregate number of the Over-Allotment Issuance Shares elected to be purchased by all Purchasing PR Holders in response to such over-allotment notice exceeds the aggregate number of the Over-Allotment Issuance Shares that are available for over-allotment, then the Over-Allotment Issuance Shares shall be allocated among Purchasing PR Holders by allocating to each Purchasing PR Holder the lesser of (A) the difference between the number of Over-Allotment Issuance Shares it elects to purchase and the aggregate number of Over-Allotment Issuance Shares that has already been allocated to it, and (B) its over-allotment pro rata share of the Over-Allotment Issuance Shares that has not yet been allocated, which allocation step shall be repeated until all Over-Allotment Issuance Shares are allocated among the Purchasing PR Holders. Each Purchasing PR Holder who has been allocated all the Over-Allotment Issuance Shares that it has elected to purchase shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Over-Allotment Issuance Shares that a Purchasing PR Holder will receive in each allocation step, such Purchasing PR Holder’s “over-allotment pro rata share” shall be determined according to the aggregate number of all Shares held by such Purchasing PR Holder on the date of the Issuance Notice in relation to the aggregate number of all Shares held by all Purchasing PR Holders who participate in such allocation step on such date (calculated on an as-converted basis).

(d)

Closing. If any PR Holder elects to purchase Issuance Shares, then payment for the Issuance Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Issuance Shares to be purchased, at a place and time agreed to by the Company and the PR Holder that have elected to purchase a majority of the Issuance Shares; provided that the scheduled time for closing shall not be later than thirty (30) days, and not earlier than ten (10) Business Days, following the expiration of the last period during which any PR Holder may elect to purchase any Issuance Share (including Over-Allotment Issuance Share).

7.3

Permitted Issuance to Potential Subscriber. For a period of sixty (60) days following the expiration of the last period during which any PR Holder may elect to purchase any Issuance Share (including Over-Allotment Issuance Share), the Company may issue any Issuance Shares with respect to which the PR Holder’ Preemptive Rights were not exercised, to the Potential Subscriber identified in the Issuance Notice and at a price and upon terms not more favorable than those specified in the Issuance Notice. In the event the Company has not issued such Issuance Shares (including Over-Allotment Issuance Shares) within such sixty (60) day period, the Company shall not thereafter issue any New Shares, without first again complying with the terms of this Article 7.

7.4

Adherence to these Articles. The Company shall cause each Potential Subscriber to execute and deliver a deed of adherence substantially in form set forth in Exhibit F in the Shareholders’ Agreement prior to the issue of any Issuance Share (including an Over-Allotment Issuance Share) to such Potential Subscriber.

ORDINARY SHARES

8	The rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

8.1	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets and funds of the Company shall be distributed as provided in Section 1 of Schedule A.

8.2

Voting Rights. Save as otherwise provided by the Statute and/ or these Articles (including the provisions of Schedule A), the holders of the Class A Ordinary Shares and the Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Shareholders. Save as otherwise provided by these Articles (including the provisions of Schedule A), the holder of each Class A Ordinary Share shall have the right to one (1) vote with respect to such Class A Ordinary Share, and the holder of each Class B Ordinary Share shall have the right to one hundred (100) votes with respect to such Class B Ordinary Share. The holder of each Ordinary Share shall be entitled to notice of any general meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

8.3

One (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Shares by delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

8.4

Any number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(a)

any direct or indirect sale, Transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder thereof or an Interested Party of such holder, or any direct or indirect Transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any Person that is not an Interested Party of such holder;

for avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party rights of whatever on any Class B Ordinary Share to secure contractual or legal obligations shall not be deemed as a sale, Transfer, assignment or disposition of such Class B Ordinary Share unless and until any such pledge, charge, encumbrance or any other third party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to such Class B Ordinary Shares, in which case all such number of Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares; or

(b)

any direct or indirect sale, Transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or any direct or indirect Transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or any direct or indirect sale, Transfer, assignment or disposition of all or substantially all of the assets of a holder of Class B Ordinary Shares that is an entity to any Person that is not an Interested Party of such holder;

for avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party rights of whatever on any issued and outstanding voting securities or the assets of a holder of Class B Ordinary Shares that is an entity to secure contractual or legal obligations shall not be deemed as a sale, Transfer, assignment or disposition under this clause (b) unless and until any such pledge, charge, encumbrance or any other third party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to such issued and outstanding voting securities or the assets;

(c)	the Founder ceasing to be a director and the chief executive officer of the Company;

(d)	the Founder ceasing to be the ultimate beneficial owner of any outstanding Class B Ordinary Shares;

(e)	the Founder ceasing to be the ultimate beneficial owner of the Holding Company or any Person who holds Class B Ordinary Shares; or

(f)

the Founder Parties being permanently unable to attend board meetings and manage the business affairs of any Group Company as a result of incapacity due to his then physical and/or mental condition (which, for avoidance of doubt, does not include any confinement against his will).

8.5

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of re-designation of each such Class B Ordinary Share as a Class A Ordinary Share.

8.6	No Class A Ordinary Shares are convertible into Class B Ordinary Shares under any circumstances.

8.7

Save and except for voting rights and conversion rights as set out in this Article 8, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

REGISTER OF SHAREHOLDERS

9	The Company shall maintain or cause to be maintained the register of members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

10

For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the register of members shall be closed for the purpose of determining Shareholders entitled to notice of, or to vote at, a meeting of Shareholders the register of members shall be closed for at least ten (10) days immediately preceding the meeting.

11

In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrange a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other purpose.

12

If the register of members is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13

A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares have been surrendered and cancelled.

14

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION AND REPURCHASE OF SHARES

16

Subject to the Statute and the other provisions in the Memorandum and Articles including Section 4.3 of Schedule A, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

17	Subject to the Statute and other provisions in the Memorandum and Articles including Section 4.3 of Schedule A, the Company may purchase its own Shares (including any redeemable Shares).

18	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19

Subject to Schedule A attached hereto, and subject to the Statute and without prejudice to Article 5, all or any of the special rights for the time being attached to the Shares or any class of Shares may, unless otherwise provided by the terms of issue of the Shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the affirmative vote or written consent of the Series C-2 Majority, the Series C-1 Majority, the Series C Majority, the Series B Majority and the Series A Majority, voting as a separate class at a general meeting of the holders of the Shares of that class. The provisions of these Articles relating to general meetings shall, mutatis mutandis, apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one or more person(s) holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

20

Subject to Schedule A attached hereto, the rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

21

The Company may, in so far as the Statute permits, pay a commission to any person as consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

22

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

23

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

24

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

25

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

26

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

27

Subject to the terms of the allotment the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

28	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

29	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

30

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

31

An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

32	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

33

The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

34

No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

35

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

36

If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

37

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

38

A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation of the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as may be agreed upon between such person and the Company, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

39

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

40

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

41

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members. The Directors may decline to register any transfer of Shares if such transfer of Shares does not comply with the terms of any agreement between the Company and such transferring Shareholder.

42

If a Shareholder dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, which had been jointly held by him.

43

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Shareholder before his death or bankruptcy, as the case may be.

44	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

45

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by ownership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety (90) days of being received or deemed to be received as determined pursuant to the Articles, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

RESTRICTIONS ON TRANSFER OF SHARES

46

Transfer Restriction of Founder Parties. At any time prior to the QIPO, each of the Founder Parties shall not Transfer any Shares directly or indirectly owned by them without the prior written consent of the Series C-2 Majority, the Series C-1 Majority, the Series C Majority, the Series B Majority and the Series A Majority, other than any Transfer of Shares pursuant to the enforcement of the Founder Share Charge and the Holding Company Share Charge (each as defined in the Series C SSA).

47	Preferred Right of First Refusal. Each Preferred Shareholder (a “Preferred ROFR Holder”) shall have the Preferred Right of First Refusal as set forth below.

47.1

Each Preferred ROFR Holder shall have a right of first refusal (the “Preferred Right of First Refusal”) (but not an obligation) to purchase certain portion of the Shares owned by any Founder Party or Ordinary Shares owned by any Ordinary Shareholder (the “Transfer Shares”) that the Founder Party or such Ordinary Shareholder (a “Transferor”) may propose to transfer, directly or indirectly, in whole or in part, to any bona fide potential transferee (the “Potential Transferee”) as set forth in this Article 47.

47.2	Procedure.

(a)

Transfer Notice. If any Transferor proposes to transfer any Transfer Shares to any Potential Transferee, then the Transferor shall give the Company and each Preferred ROFR Holder a written notice (the “Transfer Notice”) of such intention, describing (i) type and number of the Transfer Shares to be transferred, (ii) identity of the Potential Transferee, (iii) price and other material terms and conditions upon which the Transferor proposes to transfer such Transfer Shares, and (iv) a valuation report issued by an Appraiser in respect of any non-cash consideration pursuant to Section 5.1 of Schedule A (if applicable). The Transfer Notice shall certify that the Transferor has received a definitive offer from the Potential Transferee on the terms set forth in the Transfer Notice.

(b)

Exercise. Each Preferred ROFR Holder shall have fifteen (15) days after the receipt of the Transfer Notice to irrevocably elect to purchase all or portion of its initial pro rata share of the Transfer Shares at the same price terms and conditions and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing of the number of Transfer Shares to be purchased. For the purposes of the Preferred Right of First Refusal, each Preferred ROFR Holder’s “initial pro rata share” shall be determined according to the aggregate number of all Shares held by such Preferred ROFR Holder on the date of the Transfer Notice in relation to the aggregate number of all Shares held by all Preferred ROFR Holders on such date (calculated on an as-converted basis).

(c)

Over-Allotment. If any Preferred ROFR Holder fails to elect to purchase all of its initial pro rata share of the Transfer Shares, then such unpurchased Transfer Shares (the “Over-Allotment Transfer Shares”) shall be made available to each Preferred ROFR Holder who has elected to purchase all of its initial pro rata share of the Transfer Shares for over-allotment (the “Purchasing ROFR Holder”). Upon the earlier of (i) the expiration of the 15-day exercise period as provided under Article 47.2(b) above, or (ii) the time when the Transferor has received the written notice of each Preferred ROFR Holder in respect of its exercise of the Preferred Right of First Refusal, the Transferor shall deliver an over-allotment notice to the Company and each Purchasing ROFR Holder to inform them of the aggregate number of Over-Allotment Transfer Shares that are available for over-allotment. Each Purchasing ROFR Holder shall have five (5) days after the receipt of such over-allotment notice to irrevocably elect to purchase all or a portion of the Over-Allotment Transfer Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing of the number of Over-Allotment Transfer Shares to be purchased. If the aggregate number of the Over-Allotment Transfer Shares elected to be purchased by all Purchasing ROFR Holders in response to such over-allotment notice exceeds the aggregate number of the Over-Allotment Transfer Shares that are available for over-allotment, then the number of the Over-Allotment Transfer Shares shall be allocated among Purchasing ROFR Holders by allocating to each Purchasing ROFR Holder the lesser of (A) the number of Over-Allotment Transfer Shares it elects to purchase, and (B) its over-allotment pro rata share of the Over-Allotment Transfer Shares that has not yet been allocated, which allocation step shall be repeated until all Over-Allotment Transfer Shares are allocated among the Purchasing ROFR Holders. Each Purchasing ROFR Holder who has been allocated all the Over-Allotment Transfer Shares that it has elected to purchase shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Over-Allotment Transfer Shares that a Purchasing ROFR Holder will receive in each allocation step, such Purchasing ROFR Holder’s “over-allotment pro rata share” shall be determined according to the aggregate number of all Shares held by such Purchasing ROFR Holder on the date of the Transfer Notice in relation to the aggregate number of all Shares held by all Purchasing ROFR Holders who participate in such allocation step on such date (calculated on an as-converted basis).

(d)

Closing. If any Preferred ROFR Holder elects to purchase the Transfer Shares, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Transferor and the Purchasing ROFR Holder that have elected to purchase a majority of the Transfer Shares, provided that the scheduled time for closing shall not be later than thirty (30) days, and not earlier than ten (10) Business Days, following the expiration of the last period during which any Preferred ROFR Holder may elect to purchase any Transfer Share (including Over-Allotment Transfer Share).

47.3

Permitted Transfer to the Potential Transferee. For a period of sixty (60) days following the expiration of the last period during which any Preferred ROFR Holder may elect to purchase any Transfer Share (including Over-Allotment Transfer Share), subject to the ROCS Holders’ Right of Co-Sale under Article 49, the Transferor may sell any remaining Transfer Shares with respect to which the Preferred ROFR Holders’ Preferred Right of First Refusal was not exercised, to the Potential Transferee identified in the Transfer Notice and at a price and upon terms not more favorable than these specified in the Transfer Notice. In the event that the Transferor has not sold such Transfer Shares within such sixty (60) day period, the Transferor shall not thereafter sell any Shares, without first again complying with Articles 47 and 49.

48	Preferred Right of First Offer. The Founder shall have the Preferred Right of First Offer as set forth below.

48.1

The Founder shall have a right of first offer (the “Preferred Right of First Offer”) (but not an obligation) to purchase the Shares owned by any Series C Shareholder (the “Series C Transfer Shares”) that a Series C Shareholder (a “Series C Transferor”) may propose to transfer, directly or indirectly, in whole or in part, to a third party as set forth in this Article 48, provided that the Preferred Right of First Offer shall not apply to any Shares proposed to be transferred by a Series C Transferor to management of the Company pursuant to Section 4 of the Share Subscription Agreement or to any of its Affiliates.

48.2	Procedure.

(a)

Transfer Notice. If a Series C Transferor proposes to transfer any Series C Transfer Shares to a third party, then the Series C Transferor shall give the Company and the Founder a written notice (the “Series C Transfer Notice”) of such intention, describing (i) the name of the Series C Transferor, and (ii) the number of Series C Transfer Shares to be transferred.

(b)

Exercise. The Founder shall have fifteen (15) days after the receipt of the Transfer Notice (the “ROFO Exercise Period”) to exercise its right to, by delivering a written notice (the “ROFO Exercise Notice”) to the Series C Transferor, irrevocably elect to purchase, or nominate another Founder Party to purchase, all, but not less than all, of the Series C Transfer Shares. The ROFO Exercise Notice shall set forth the purchase price and the other terms and conditions upon which the Founder is prepared to purchase all of the Series C Transfer Shares. The failure of the Founder to give a ROFO Exercise Notice within the ROFO Exercise Period shall be deemed to be a waiver of the Founder’s Preferred Right of First Offer.

(c)

Acceptance Notice. The Series C Transferor shall have thirty (30) days after receipt of the ROFO Exercise Notice (the “ROFO Acceptance Period”) to accept the offer in the ROFO Exercise Notice by delivering a written notice (the “ROFO Acceptance Notice”) to the Founder. A ROFO Acceptance Notice shall be irrevocable and shall constitute a binding agreement by the Series C Transferor to sell the Series C Transfer Shares in full to the Founder or another Founder Party nominated by the Founder in accordance with the terms and conditions in the ROFO Exercise Notice. The failure of the Series C Transferor to give an ROFO Acceptance Notice within the ROFO Acceptance Period shall be deemed to be non-acceptance of the offer in the ROFO Exercise Notice.

(d)

Sale to a Third Party Purchaser. If the Series C Transferor does not accept, or is deemed not to accept, the offer in the ROFO Exercise Notice or the Founder does not deliver a ROFO Exercise Notice within the ROFO Exercise Period, the Series C Transferor may sell all of the Series C Transfer Shares to any person other than a Competitor (the “Third Party Purchaser”) provided that (1) such sale is bona fide, (2) if a ROFO Exercise Notice is delivered, the price for the sale to the Third Party Purchaser is at a price not less than the price set forth in the ROFO Exercise Notice and the sale is otherwise on terms and conditions no less favorable to the Series C Transferor than those set forth in the ROFO Exercise Notice.

(e)

Closing. Any purchase of the Series C Transfer Shares by the Founder or another Founder Party nominated by the Founder pursuant to the delivery of the ROFO Acceptance Notice to the Founder, shall be completed not later than thirty (30) days, and not earlier than ten (10) Business Days, following the date of the ROFO Acceptance Notice and the Founder shall pay, or procure another Founder Party nominated by the Founder Party, the Purchase Price for the Series C Transfer Shares to the Series C Transferor by wire transfer in immediately available funds against receipt of such payment in full, the Series C Transferor shall deliver to the Founder or another Founder Party nominated by the Founder a duly executed instrument of transfer and share certificate in the name of the Series C Transferor with respect to the Series C Transfer Shares.

49	Right of Co-Sale. Each Preferred Shareholder (a “ROCS Holder”) shall have the Right of Co-Sale as set forth below.

49.1

Each ROCS Holder that has not exercised its Preferred Right of First Refusal shall have the right (but not an obligation) to participate in the Transferor’s sale of Transfer Shares as set forth in this Article 49 (the “Right of Co-Sale”).

49.2	Procedure.

(a)

Exercise. If a ROCS Holder does not elect to purchase any Transfer Shares pursuant to the Preferred Right of First Refusal, such ROCS Holder shall have fifteen (15) days after the receipt of the Transfer Notice to irrevocably elect to exercise its Right of Co-Sale related to the sale of the Transfer Shares (the “Tag Shares”) at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor and the Company in writing of the number of Shares intended to be sold by such ROCS Holder. This Right of Co-Sale shall not apply to any sale of Transfer Shares among the Founder Parties or among or to management or employees of the Group Companies.

If the aggregate number of Shares (on an as-converted basis) that the ROCS Holders desire to sell (as evidenced by written notice delivered to the Transferor and the Company) exceeds the number of Tag Shares, each ROCS Holder exercising the Right of Co-Sale will be entitled to sell up to its pro rata share of the Tag Shares.

For the purposes of the Right of Co-Sale, each ROCS Holder’s “pro rata share” shall be determined according to the aggregate number of all Shares held by such ROCS Holder on the date of the Transfer Notice in relation to the aggregate number of all Shares held by all ROCS Holders exercising the Right of Co-Sale and the Transferor on such date (calculated on an as-converted basis).

(b)

Reduction of Shares Sold by the Transferor. To the extent that any ROCS Holder exercises its Right of Co-Sale, the number of Transfer Shares that the Transferor may sell to the Purchasing ROFR Holder(s) (if any) and the Potential Transferee shall be correspondingly reduced by the aggregate number of the Tag Shares elected to be sold by the ROCS Holder(s).

(c)

Closing. The sale of the Tag Shares to the Purchasing ROFR Holder(s) (if any) and the Potential Transferee by the participating ROCS Holders shall be consummated simultaneously with the sale by the Transferor. To the extent that any Purchasing ROFR Holder or any Potential Transferee refuses to purchase any Tag Shares from a ROCS Holder, the Transferor shall not sell to such Purchasing ROFR Holder or Potential Transferee any Shares unless and until, simultaneously with such sale, the Transferor shall purchase from such participating ROCS Holders such Tag Shares that such participating ROCS Holders would otherwise be entitled to sell to the Potential Transferee pursuant to its Right of Co-Sale.

(d)

Breach of Co-Sale. If a Transferor breaches any provision of this Article 49.2 as against a ROCS Holder, the ROCS Holder shall have the right to require the Transferor, and the Transferor shall be obliged, to purchase such Tag Shares that such participating ROCS Holder would otherwise be entitled to sell to the Purchasing ROFR Holder and/or the Potential Transferee pursuant to its Right of Co-Sale at the same price and subject to the same material terms and conditions as described in the Transfer Notice within fifteen (15) days after the delivery of written notice by the ROCS Holder to the Transferor.

(e)

Permitted Transfer to the Potential Transferee. For a period of sixty (60) days following the expiration of the last period during which any Preferred ROFR Holder may elect to purchase any Transfer Share (including Over-Allotment Transfer Share), subject to the ROCS Holders’ Right of Co-Sale under this Article 49, the Transferor may sell any remaining Transfer Shares with respect to which the Preferred ROFR Holders’ Preferred Right of First Refusal was not exercised, to the Potential Transferee identified in the Transfer Notice and at a price and upon terms not more favorable than those specified in the Transfer Notice. In the event that the Transferor has not sold such Transfer Shares within such sixty (60) day period, the Transferor shall not thereafter sell any Shares, without first again complying with Articles 47 and 49.

50

Transfer by Preferred Shareholder. Each Preferred Shareholder shall have the right to transfer its shares in the Company to any Affiliate or any third party (other than to a Competitor). None of the holders of Preferred Shares or their Affiliates shall transfer any Preferred Shares or Ordinary Shares (as the case may be) held by such holder to a Competitor, without the prior written consent of the Founder.

51

Valuation of Non-Cash Consideration. If any consideration offered pursuant to Articles 46 to 54 will be payable in property other than cash, then the value of such property shall be determined by an internationally reputable appraiser (the “Appraiser”) jointly selected by, (i) in the case of the Preemptive Right, the Company and the Preferred Directors, or (ii) in the case of the Preferred Right of First Refusal, the Transferor, provided that the Appraiser shall not be an appraiser which has provided services to the Company or the Transferor (as applicable) for three (3) years before such appointment. Any valuation by the Appraiser shall be completed prior to an Issuance Notice (in the case of the Preemptive Right) or the Transfer Notice (in the case of the Preferred Right of First Refusal). All costs of the Appraiser shall be borne by (i) in the case of the Preemptive Right, the Company, or (ii) in the case of the Preferred Right of First Refusal, the Transferor.

52

Apportion. Each PR Holder may apportion Issuance Shares that it is entitled to purchase pursuant to its Preemptive Right among its Affiliates; provided that such PR Holder notifies the Company in writing. Each Preferred ROFR Holder may apportion Transfer Shares that it is entitled to purchase pursuant to its Preferred Right of First Refusal among its Affiliates; provided that such Preferred ROFR Holder notifies the Transferor and the Company in writing, and the Preferred ROFR Holder shall cause such Affiliate to execute and deliver a deed of adherence substantially in the form set forth in Exhibit F in the Shareholders’ Agreement prior to the issue of any Issuance Share or the Transfer of any Transfer Share to such Affiliate.

53

Effect on Subsequent Transaction. The exercise, non-exercise or waiver of any Preemptive Right, Preferred Right of First Refusal, Preferred Right of First Offer or Right of Co-Sale in respect of a particular issuance or transfer of Shares shall not adversely affect such right in respect of any subsequent issuance or transfer of Shares.

54	Calculation of Shares. The number of Shares shall be calculated on an as converted to Ordinary Shares basis.

55

New Shareholders. Unless otherwise approved by the Series C-2 Majority, the Series C-1 Majority, the Series C Majority, the Series B Majority and the Series A Majority, any new shareholder of the Company who is not already a Party to these Articles shall, not later than the time that it becomes a shareholder of the Company, agree in writing that it adheres to, and will be bound by, the terms of these Articles as a Party to these Articles. Any Shareholder Transferring any Share shall cause the transferee to execute and deliver a deed of adherence substantially in the form set forth in Exhibit F in the Shareholders’ Agreement, prior to such Transfer becoming effective.

56

Prohibited Issuance or Transfer Void. The Company agrees that any issuance or transfer of Shares not made in compliance with these Articles shall be null and void as against the Company, shall not be recorded on the register of members of the Company and shall not be recognized by the Company.

57

Registration of transfer pursuant to a security interest. Notwithstanding anything contained in these Articles, the Directors shall not decline to register any transfer of Shares, nor may they suspend registration thereof where such transfer is:

(i)	to any person or entity to whom such Shares have been charged by way of security; or

(ii)	by any mortgagee or charge, pursuant to the power of sale under such security; or

(iii)	by any mortgage or charge in accordance with the terms of the relevant security document.

For the purposes of this Article, a certificate by any official of such mortgagee or charge that the Shares were so charged and/or that the transfer was so executed shall be conclusive evidence of such facts and any references to a mortgagee or charge shall include any nominee of such mortgagee or charge.

REGISTERED OFFICE

58	Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

GENERAL MEETINGS

59	All general meetings other than annual general meetings shall be called extraordinary general meetings.

60

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

61	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

62	The Directors may call general meetings, and they shall on a Shareholders requisition forthwith proceed to convene an extraordinary general meeting of the Company.

63

A Shareholders requisition is a requisition of Shareholders of the Company holding at the date of deposit of the requisition not less than ten percent (10%) of the outstanding capital of the Company which as at that date carries the right of voting at general meetings of the Company.

64

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

65

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

66	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

67

Written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

67.1	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

67.2

in the case of an extraordinary general meeting, by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent (95%) of the outstanding Shares giving that right.

68

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

69

No business shall be transacted at any general meeting unless a quorum is present. A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote (including the Preferred Shareholders).

70

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

71

Subject to Section 4.3 of Schedule A, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

72

If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholders present shall be a quorum.

73

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

74

If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their number to be chairman of the meeting.

75

The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

76

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Shareholder or Shareholders collectively present in person or by proxy and holding at least ten percent (10%) of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

77

Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

78	The demand for a poll may be withdrawn.

79

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

80

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

81	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

82

Subject to any rights or restrictions attached to any Shares, on a show of hands every Shareholder who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one (1) vote and on a poll every Shareholder shall have one (1) vote for every Share of which he is the holder, except as otherwise provided under Article 8 and Section 4.1 of Schedule A.

83

In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

84

A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

85

No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

86

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

87

On a poll or on a show of hands votes may be cast either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

88

A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

89

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Shareholder of the Company.

90

The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

90.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

90.2

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

90.3

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

91

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

92

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE SHAREHOLDERS

93

Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.

SHARES THAT MAY NOT BE VOTED

94

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

95

Except as otherwise provided herein, the number of Directors of the Company shall be determined from time to time by the Board of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum. Each Director shall hold office until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal. Any Director may resign at any time upon written notice to the Company.

POWERS OF THE DIRECTORS

96

Subject to the Statute and the other provisions in the Memorandum and Articles (including Section 4.3 of Schedule A) and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

97

Subject to Section 4.3 of Schedule A, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

98

Subject to Section 4.3 of Schedule A, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

99

Subject to Section 4.3 of Schedule A, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

100	Except as otherwise provided in these Articles (including the provisions of Schedule A), Directors shall be appointed by the Shareholders in the manner set out in Section 4.2 of Schedule A.

101	[Intentionally left blank]

VACATION OF OFFICE OF DIRECTOR

102	Subject to the provisions in Schedule A, the office of a Director shall be vacated if:

102.1	he gives notice in writing to the Company that he resigns the office of Director; or

102.2

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

102.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

102.4	if he is found to be or becomes of unsound mind.

PROCEEDINGS OF DIRECTORS

103

Subject to the other provisions in the Memorandum and Articles, the Directors may regulate their proceedings as they think fit. Subject to the other provisions in the Memorandum and Articles (including Section 4.3 of Schedule A), questions arising at any Board meeting shall be decided by a majority of the votes of the Directors and alternate Directors present at a meeting at which there is a quorum. In the case of an equality of votes, the chairman does not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appoint or to a separate vote on behalf of his appoint or in addition to his own vote.

104

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

105

Subject to Section 4.3 of Schedule A, a resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

106

A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least five (5) Business Days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

107

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but not for any of the purpose.

108

The Directors may elect a chairman of the Board of Directors and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

109

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

110

Any Director who expects to be unable to attend a Board of Director meeting because of absence, illness or otherwise, may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office.

PRESUMPTION OF ASSENT

111

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

112

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

113

A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

114

A Director or alternate Director of the Company may become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

115

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon, provided that, if a Ordinary Director (or her alternate in her absence) is interested in a transaction with the Company (including any repurchase of Shares by the Company from the Holding Company), she shall be disqualified from or abstained from voting in respect of such transaction if any Preferred Director so requires.

116

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

117

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

118

The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing Director and the appointment of a managing Director shall be revoked forthwith if he ceases to be a Director. Subject to Section 4.3 of Schedule A, any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

119

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Subject to Section 4.3 of Schedule A, any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

120

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

121

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

122

Subject to Section 4.3 of Schedule A, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment and subject to Section 4.3 of Schedule A, an officer may be removed by resolution of the Directors or Shareholders.

ALTERNATE DIRECTORS

123

Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

124

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

125	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

126	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

127

An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

128	A Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

129

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to reimbursement, of all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

130

Subject to Section 4.3 of Schedule A, the Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

131

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by, subject to Section 4.3 of Schedule A, the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

132

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

133

A Director, officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

134

Subject to the Statute and the other provisions in the Memorandum and Articles (including Section 4.3 of Schedule A), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

135

No dividends or distributions of any nature whatsoever shall be paid on or in respect of any Ordinary Shares unless and until a dividend in like amount has been first paid in full on the Series A Shares, Series B Shares, Series C Shares, Series C-1 Shares and Series C-2 Shares (in each case pro rata, on an as-converted basis). In the case of any such Dividend or distribution that is so consented to, the Company shall concurrently therewith pay to the holders of the Preferred Shares the amount of such dividend and/or distribution with respect to all outstanding Preferred Shares on an as-converted basis as set forth in Article 135.

136	The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

137

Subject to Schedule A attached hereto, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors (including the Preferred Directors) may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors (including the Preferred Directors).

138

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

139	No dividend or distribution shall bear interest against the Company.

140

Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

141

Subject to Section 4.3 of Schedule A, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the interested Shareholders into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

142

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

143

In addition to the Company’s contractual rights but subject to the Company’s contractual obligations, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting or set forth in any agreement to which the Company is a party.

144

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

145

The Directors may appoint an Auditor of the Company who shall hold office until removed from office, subject to Section 4.3 of Schedule A, by a resolution of the Directors, and may fix his or their remuneration.

146

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

147

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors, the Series C-2 Majority, the Series C-1 Majority, the Series C Majority or any general meeting of the Shareholders.

NOTICES

148

Notices shall be in writing and may be given or made (and shall be deemed to have been duly given or made upon receipt) by the Company to any Shareholder either personally or by sending it by courier, registered or certified mail (postage prepaid, return receipt requested) fax or e-mail to him or to his address as shown in the register of members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder). Any notice, if posted from one country to another, is to be sent via FedEx or a similar internationally recognized overnight courier service.

149

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or e-mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

150

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Shareholder in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

151

Notice of every general meeting shall be given in any manner herein before authorised to every person shown as a Shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INDEMNITY

152

Every Director, agent or officer of the Company shall be indemnified to the fullest extent permissible under the Law against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful deceit of such Director, agent or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

153

Unless of Directors otherwise prescribe, the financial year of the Company shall end on 30th September in each year and, following the year of incorporation, shall begin on 1st of October in each year.

TRANSFER BY WAY OF CONTINUATION

154

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and the Memorandum and the Articles (including Section 4.3 of Schedule A) and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SUPREMACY CLAUSE

155

If any provisions of these Articles at any time conflict with any of the provisions of the Shareholders’ Agreement, the provisions of the Shareholders’ Agreement shall prevail between the Shareholders only and the Shareholders shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment of these Articles to the extent necessary to permit the control, direction, business and affairs of the Company and matters pertaining to the rights of Shareholders to be carried out in accordance with the Shareholders’ Agreement.

SCHEDULE A

Rights, Preferences and Privileges of Preferred Shares

The rights, preferences and privileges granted to and imposed on the Preferred Shares are as set forth in this Schedule A. This Schedule A is an attachment to the main body of the Memorandum and Articles and form a part of the Memorandum and Articles. All provisions set out in the main body of the Memorandum and Articles shall be read in conjunction with and shall be subject to the terms set out in this Schedule A. In the event of any inconsistencies between the provisions set out in the main body of the Memorandum and Articles and the provisions set out in this Schedule A, the provisions set out in this Schedule A shall, to the maximum extent permitted under applicable laws, prevail.

All references in this Schedule A to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule A unless explicitly stated otherwise.

1.	LIQUIDATION

In a Liquidation Event, all assets and funds of the Company legally available for distribution to the Shareholders shall, by reason of the Shareholders’ ownership of the Shares, be distributed as follows:

(a)

Prior and in preference to any distribution of any of the assets of the Company to the Ordinary Shareholders, the Series A Shareholders, the Series B Shareholders, the Series C Shareholder or the Series C-1 Shareholder, each Series C-2 Shareholder shall be entitled to receive for each outstanding Series C-2 Share held, an amount equal to one hundred percent (100%) of the Series C-2 Subscription Price, plus an amount that gives a compounded annualized return of fifteen percent (15%) of the Series C-2 Subscription Price, calculated from the Series C-2 Shares Issue Date to the date on which the Series C-2 Preference Amount is paid in full, and all accrued or declared but unpaid dividends (the “Series C-2 Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series C-2 Preference Amount to all the Series C-2 Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series C-2 Shareholders in proportion to the aggregate Series C-2 Preference Amount each such Series C-2 Shareholder is otherwise entitled to receive pursuant to this Section 1(a);

(b)

After distribution or payment in full of the Series C-2 Preference Amount pursuant to Section 1(a), if there are remaining assets and funds of the Company available for distribution, prior and in preference to any distribution of any of the assets of the Company to the Ordinary Shareholders, the Series A Shareholders or the Series B Shareholders, each Series C-1 Shareholder and each Series C Shareholder shall be entitled to receive the amounts as calculated below respectively on a pari passu basis: (i) each Series C-1 Shareholder shall be entitled to receive for each outstanding Series C-1 Share held, an amount equal to one hundred percent (100%) of the Series C-1 Subscription Price, plus an amount that gives a compounded annualized return of fifteen percent (15%) of the Series C-1 Subscription Price, calculated from the Series C-1 Shares Issue Date to the date on which the Series C-1 Preference Amount is paid in full, and all accrued or declared but unpaid dividends (the “Series C-1 Preference Amount”), and (ii) each Series C Shareholder shall be entitled to receive for each outstanding Series C Share held, an amount equal to one hundred percent (100%) of the Series C Subscription Price, plus an amount that gives a Total Internal Rate of Return equal to fifteen percent (15%) per annum, calculated from the Series C Shares Issue Date to the date on which the Series C Preference Amount is paid in full, and all declared but unpaid dividends (the “Series C Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series C-1 Preference Amount to all the Series C-1 Shareholders and the full payment of the Series C Preference Amount to all the Series C Shareholders, then (x) the entire assets and funds of the Company legally available for distribution shall be allocated so that 45% of such assets and funds are apportioned for distribution to the Series C Shareholders and 55% are apportioned for distribution to the Series C-1 Shareholders, deeming the Series C Shares and the Series C-1 Shares respectively as a single class, (y) such assets and funds apportioned for distribution to the Series C Shareholders shall be distributed ratably among the Series C Shareholders in proportion to the aggregate Series C Preference Amount each such Series C Shareholder is otherwise entitled to receive pursuant to this Section 1(b), and (z) such assets and funds apportioned for distribution to the Series C-1 Shareholders shall be distributed ratably among the Series C-1 Shareholders in proportion to the aggregate Series C-1 Preference Amount each such Series C-1 Shareholder is otherwise entitled to receive pursuant to this Section 1(b);

(c)

After distribution or payment in full of the Series C-2 Preference Amount pursuant to Section 1(c), the Series C-1 Preference Amount and the Series C Preference Amount pursuant to Section 1(a), if there are remaining assets and funds of the Company available for distribution, the Series B Shareholders shall be entitled to receive for each outstanding Series B Share held, an amount equal to one hundred percent (100%) of the Series B Purchase Price, plus an amount that indicates an internal rate of return equal to twelve percent (12%) per annum, and all declared but unpaid dividends (the “Series B Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series B Preference Amount to all the Series B Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series B Shareholders in proportion to the aggregate Series B Preference Amount each such Series B Shareholder is otherwise entitled to receive pursuant to this Section1(c);

(d)

After distribution or payment in full of the Series C-2 Preference Amount, the Series C-1 Preference Amount, the Series C Preference Amount and the Series B Preference Amount pursuant to Section1(a), Section 1(b) and Section 1(c) respectively, if there are remaining assets and funds of the Company legally available for distribution, the Series A Shareholders shall be entitled to receive for each outstanding Series A Share held, an amount equal to one hundred percent (100%) of the Series A Purchase Price, plus all declared but unpaid dividends (the “Series A Preference Amount”), provided that, if the Company’s remaining assets and funds are insufficient for the full payment of the Series A Preference Amount to all the Series A Shareholders, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A Shareholders in proportion to the aggregate Series A Preference Amount each such Series A Shareholder is otherwise entitled to receive pursuant to this Section 1(d);

(e)

After distribution or payment in full of the Series C-2 Preference Amount, the Series C-1 Preference Amount, the Series C Preference Amount, the Series B Preference Amount and the Series A Preference Amount pursuant to Section 1(a), Section1(b), Section 1(c) and Section 1(d) respectively, the remaining assets and funds of the Company legally available for distribution to the Shareholders shall be distributed ratably among the Shareholders in proportion to the number of Ordinary Shares held by them (on an as-converted basis).

2.	REDEMPTION

The Series C-2 Shareholders, the Series C-1 Shareholder, the Series C Shareholder and the Series B Shareholders shall have redemption rights as follows:

2.1	Redemption Right of the Series C-2 Shareholders.

If (i) a QIPO is not completed by 30 June 2021, (ii) a material breach occurs by any Warrantors of any of their respective representations, warranties, covenants or undertakings under the Transaction Documents, and if such has not been cured within thirty (30) days after the issuance of a written notice by any Series C-2 Shareholder to the Company, or (iii) a Series C-1 Put Notice (as defined in the Shareholders’ Agreement) or a Series C-1 Redemption Notice or a Series C Put Notice (as defined in the Shareholders’ Agreement) or a Series C Redemption Notice or a Series B Redemption Notice has been delivered to the Company, upon written request (the “Series C-2 Redemption Notice”) by the Series C-2 Shareholders (each, a “Redeeming Series C-2 Shareholder”), the Company shall, subject to compliance with all applicable laws, redeem part or all of the outstanding Series C-2 Shares held by such Redeeming Series C-2 Shareholder as requested in the Series C-2 Redemption Notice within thirty (30) days after the date of receipt of such request or such other date as agreed by the Company and such Redeeming Series C-2 Shareholder (the “Series C-2 Redemption Date”). The redemption price for each Series C-2 Share shall be equal to the higher of the following plus any and all declared but unpaid dividends: (i) one hundred percent (100%) of the Series C-2 Subscription Price, plus an amount that gives a compounded annualized return of fifteen percent (15%) of the Series C-2 Subscription Price, calculated from the Series C-2 Shares Issue Date to the date on which the Series C-2 Redemption Price is paid in full, or (ii) the fair market value of such Series C-2 Shares as determined by an independent appraiser jointly appointed by the Redeeming Series C-2 Shareholders and the Company (the “Series C-2 Redemption Price”).

2.2	Redemption Right of the Series C-1 Shareholder.

If (i) a QIPO is not completed by 30 June 2021, (ii) a material breach occurs by any Warrantors of any of their respective representations, warranties, covenants or undertakings under the Transaction Documents, and if such has not been cured within thirty (30) days after the issuance of a written notice by any Series C-1 Shareholder to the Company, or (iii) a Series C Put Notice (as defined in the Shareholders’ Agreement) or a Series C Redemption Notice or a Series B Redemption Notice has been delivered to the Company, upon written request (the “Series C-1 Redemption Notice”) by a Series C-1 Shareholder (each, a “Redeeming Series C-1 Shareholder”), the Company shall, subject to compliance with all applicable laws, redeem part or all of the outstanding Series C-1 Shares held by such Redeeming Series C-1 Shareholder as requested in the Series C-1 Redemption Notice within thirty (30) days after the date of receipt of such request or such other date as agreed by the Company and such Redeeming Series C-1 Shareholder (the “Series C-1 Redemption Date”). The redemption price for each Series C-1 Share shall be equal to the higher of the following plus any and all declared but unpaid dividends: (i) one hundred percent (100%) of the Series C-1 Subscription Price, plus an amount that gives a compounded annualized return of fifteen percent (15%) of the Series C-1 Subscription Price, calculated from the Series C-1 Shares Issue Date to the date on which the Series C-1 Redemption Price is paid in full, or (ii) the fair market value of such Series C-1 Shares as determined by an independent appraiser jointly appointed by the Redeeming Series C-1 Shareholder and the Company (the “Series C-1 Redemption Price”).

2.3	Redemption Right of the Series C Shareholder.

If (i) a QIPO is not completed by the earlier of the fourth (4th) anniversary of the Series C Shares Issue Date and 30 June 2021, (ii) a material breach occurs by any Warrantors of any of their respective representations, warranties, covenants or undertakings under the Transaction Documents, and if such has not been cured within thirty (30) days after the issuance of a written notice by any Series C Shareholder to the Company, or (iii) a Series C-1 Put Notice (as defined in the Shareholders’ Agreement) or a Series C-1 Redemption Notice or a Series B Redemption Notice has been delivered to the Company, upon written request (the “Series C Redemption Notice”) by a Series C Shareholder (each, a “Redeeming Series C Shareholder”), the Company shall redeem part or all of the outstanding Series C Shares held by such Redeeming Series C Shareholder as requested in the Series C Redemption Notice within thirty (30) days after the date of receipt of such request or such other date as agreed by the Company and such Redeeming Series C Shareholder (the “Series C Redemption Date”). The redemption price for each Series C Share shall be equal to the higher of the following plus any and all declared but unpaid dividends: (i) one hundred percent (100%) of the Series C Subscription Price, plus an amount that gives a Total Internal Rate of Return equal to fifteen percent (15%) per annum, calculated from the Series C Shares Issue Date to the date on which the Series C Redemption Price is paid in full, or (ii) the fair market value of such Series C Shares (the “Series C Redemption Price”).

2.4	Redemption Right of the Series B Shareholder.

(a)

At any time after the earlier of (i) the Company’s failure to complete a QIPO before the fourth (4th) anniversary of the Series B Shares Issue Date; or (ii) the occurrence of an IPO Approval Event, upon written request (the “Series B Redemption Notice”) by the Series B Majority (the “Redeeming Series B Shareholders”) to the Company copied to each Series C Shareholder, the Company shall redeem part or all of the outstanding Series B Shares held by the Series B Shareholders as requested in the Series B Redemption Notice within thirty (30) days after the date of receipt of such request or such other date as agreed by the Company and the Series B Majority (the “Series B Redemption Date”). The redemption price for each Series B Share shall be equal to the higher of the following plus any and all declared but unpaid dividends: (i) one hundred percent (100%) of the Series B Purchase Price, plus an amount that indicates an internal rate of return equal to twelve percent (12%) per annum, calculated from the Series B Shares Issue Date to the date on which the Series B Redemption Price is paid in full, or (ii) the fair market value of such Series B Shares (the “Series B Redemption Price”).

(b)

For the purpose of this Section 2.4(a), an “IPO Approval Event” means if any Series B Shareholder is aware of the fact or has sufficient reason to believe that, due to the identity of certain other Shareholders of the Company (the “Shareholder with Identity Issue”), the initial public offering of the Company will be subject to the approval of any Government Authority of the PRC, and, upon the written request of such Series B Shareholder, the Warrantors fail to resolve such issue in a manner satisfactory to such Series B Shareholder (including but not limited to, obtaining such approvals, or repurchasing the Shares held by such Shareholder with Identity Issue at a price and condition satisfactory to such Series B Shareholder) within a time period as indicated in such written request.

2.5	Procedure.

(a)

If the Company’s funds legally available for any redemption of the Series C-2 Shares, Series C-1 Shares, Series C Shares and Series B Shares pursuant hereto are insufficient to permit the payment of the Series C-2 Redemption Price, the Series C-1 Redemption Price, the Series C Redemption Price and the Series B Redemption Price in full in respect of each Series C-2 Share, Series C-1 Share, Series C Share and Series B Share required to be redeemed, then prior to redemption of any Series C-1 Share, Series C Share or Series B Share, all such funds shall be first applied to payment for the redemption of the Series C-2 Shares on a pari passu basis; if such funds applied to the redemption of the Series C-2 Shares pursuant hereto are insufficient to permit the payment of the Series C-2 Redemption Price in full in respect of each Series C-2 Share required to be redeemed, the Company shall effect the redemption among the Series C-2 Shareholders requesting such redemption in proportion to the aggregate Series C-2 Redemption Price each such Series C-2 Shareholder is otherwise entitled to receive hereunder;

(b)

After payment has been made in full for the redemption of all Series C-2 Shares, prior to redemption of any Series B Shares, all remaining funds legally available shall be then applied to payment for the redemption of the Series C-1 Shares and the redemption of the Series C Shares on a pari passu basis. If the Company’s funds legally available for any redemption of the Series C-1 Shares and Series C Shares pursuant hereto are insufficient to permit the payment of the Series C-1 Redemption Price and the payment of the Series C Redemption Price in full in respect of each Series C-1 Share and each Series C Share required to be redeemed, 45% of such funds shall be applied to pay for the redemption of the Series C Shares and 55% of such funds shall be applied to pay for the redemption of the Series C-1 Shares.

(c)

If such funds applied to the redemption of the Series C-1 Shares pursuant to Section 2.5(b) are insufficient to permit the payment of the Series C-1 Redemption Price in full in respect of each Series C-1 Share required to be redeemed, the Company shall effect the redemption among the Series C-1 Shareholders requesting such redemption in proportion to the aggregate Series C-1 Redemption Price each such Series C-1 Shareholder is otherwise entitled to receive hereunder.

(d)

If such funds applied to the redemption of the Series C Shares pursuant to Section 2.5(b) are insufficient to permit the payment of the Series C Redemption Price in full in respect of each Series C Share required to be redeemed, the Company shall effect the redemption among the Series C Shareholders requesting such redemption in proportion to the aggregate Series C Redemption Price each such Series C Shareholder is otherwise entitled to receive hereunder.

(e)

After payment has been made in full for the redemption of all Series C-2 Shares, Series C-1 Shares and Series C Shares, then any remaining funds legally available may be used to pay for the redemption of the Series B Shares. If the Company’s funds legally available for any redemption of the Series B Shares pursuant hereto are insufficient to permit the payment of the Series B Redemption Price in full in respect of each Series B Share required to be redeemed, the Company shall effect the redemption among the Series B Shareholders requesting such redemption in proportion to the aggregate Series B Redemption Price each such Series B Shareholder is otherwise entitled to receive hereunder.

(f)

Without limiting any rights of the holders of the Series C-2 Shares, the Series C-1 Shares, Series C Shares or Series B Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares. In addition, if the Company fails (for whatever reason) to redeem any Series C-2 Shares, Series C-1 Shares, Series C Shares or Series B Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(g)

Each of the Founder Parties hereby irrevocably and unconditionally guarantees to the holders of the Series C-2 Shares and the Series C-1 Shares the proper and punctual performance by the Company of the Company’s obligations under this Section 2; provided, however, the liability of the Founder Parties shall be limited to the Equity Securities of the Company held by the Founder Parties. For the avoidance of doubt, the obligations of the Founder Parties under this Section 2.4(g) to the holders of the Series C-2 Shares and the Series C-1 Shares shall be on a joint and several basis.

(h)

For any portion of the Series C-2 Redemption Price, Series C-1 Redemption Price, Series C Redemption Price or Series B Redemption Price not paid by the Company, each holder who has not received the Series C-2 Redemption Price, the Series C-1 Redemption Price, Series C Redemption Price or Series B Redemption Price (the “Unredeemed Shareholder”) is entitled to deliver a written notice (the “Unpaid Redemption Notice”) to the Company and the Founder Parties. If within thirty (30) days after the issuance of the Unpaid Redemption Notice, the Company and/or the Founder Parties fail to pay the Series C-2 Redemption Price, the Series C-1 Redemption Price, the Series C Redemption Price or the Series B Redemption Price in full, the Unredeemed Shareholder shall be entitled to demand the liquidation of the Company. Each Shareholder of the Company shall, and shall cause any Director appointed by such Shareholder, to approve such proposal of liquidation, and shall execute and deliver any and all documents, and take any action necessary or advisable for the liquidation of the Company in accordance with Section 1 herein above.

3.	CONVERSION

The Preferred Shareholders shall have the following rights described below with respect to the conversion of Preferred Shares into Class A Ordinary Shares.

3.1	Conversion Price; Conversion Ratio

(a)

Subject to the provisions of Section 3.4, the number of Class A Ordinary Shares to which a Series C-2 Shareholder shall be entitled to receive upon the conversion of any Series C-2 Share shall be the quotient of the Series C-2 Subscription Price divided by the then-effective Series C-2 Conversion Price (“Series C-2 Conversion Price”). The Series C-2 Conversion Price shall initially be the Series C-2 Subscription Price, resulting in an initial conversion ratio for Series C-2 Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section 3.4.

(b)

Subject to the provisions of Section 3.4, the number of Class A Ordinary Shares to which a Series C-1 Shareholder shall be entitled to receive upon the conversion of any Series C-1 Share shall be the quotient of the Series C-1 Subscription Price divided by the then-effective Series C-1 Conversion Price (“Series C-1 Conversion Price”). The Series C-1 Conversion Price shall initially be the Series C-1 Subscription Price, resulting in an initial conversion ratio for Series C-1 Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section 3.4.

(c)

Subject to the provisions of Section 3.4, the number of Class A Ordinary Shares to which a Series C Shareholder shall be entitled to receive upon the conversion of any Series C Share shall be the quotient of the Series C Subscription Price divided by the then-effective Series C Conversion Price (“Series C Conversion Price”). The Series C Conversion Price shall initially be the Series C Subscription Price, resulting in an initial conversion ratio for Series C Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section 3.4.

(d)

Subject to the provisions of Section 3.4, the number of Class A Ordinary Shares to which a Series B Shareholder shall be entitled to receive upon the conversion of any Series B Share shall be the quotient of the Series B Purchase Price divided by the then-effective Series B Conversion Price (“Series B Conversion Price”). The Series B Conversion Price shall initially be the Series B Purchase Price, resulting in an initial conversion ratio for Series B Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section 3.4.

(e)

Subject to the provisions of Section 3.4, the number of Class A Ordinary Shares to which a Series A-3 Shareholder shall be entitled to receive upon the conversion of any Series A-3 Share shall be the quotient of the Series A-3 Purchase Price divided by the then-effective Series A-3 Conversion Price (“Series A-3 Conversion Price”). The Series A-3 Conversion Price shall initially be the Series A-3 Purchase Price, resulting in an initial conversion ratio for Series A-3 Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section 3.4.

(f)

Subject to the provisions of Section3.4, the number of Class A Ordinary Shares to which a Series A-2 Shareholder shall be entitled to receive upon the conversion of any Series A-3 Share shall be the quotient of the Series A-2 Purchase Price divided by the then-effective Series A-2 Conversion Price (“Series A-2 Conversion Price”). The Series A-2 Conversion Price shall initially be the Series A-2 Purchase Price, resulting in an initial conversion ratio for Series A-2 Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section3.4.

(g)

Subject to the provisions of Section 3.4, the number of Class A Ordinary Shares to which a Series A-1 Shareholder shall be entitled to receive upon the conversion of any Series A-1 Share shall be the quotient of the Series A-1 Purchase Price divided by the then-effective Series A-1 Conversion Price (“Series A-1 Conversion Price”). The Series A-1 Conversion Price shall initially be the Series A-1 Purchase Price, resulting in an initial conversion ratio for Series A-1 Shares to Class A Ordinary Shares of 1:1, and shall be adjusted from time to time as provided in Section 3.4.

3.2	Optional Conversion

Each Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Preferred Shares, without the payment of any additional consideration, into fully paid and non-assessable Class A Ordinary Shares based on the applicable then-effective Conversion Price for such Preferred Share and the Class A Ordinary Shares resulting from the conversion shall rank pari passu in all respects with the existing issued Class A Ordinary Shares.

3.3	Automatic Conversion

Each Preferred Share shall automatically be converted into Class A Ordinary Share, without the payment of any additional consideration, based on the applicable then-effective Conversion Price for such Preferred Share in effect at the time immediately upon (a) the closing of the QIPO, or (b) with respect to the Series A Shares, the date specified by the written consent or agreement of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series A Shares, or (c) with respect to the Series B Shares, the date specified by the written consent or agreement of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series B Shares, as the case may be.

3.4	Conversion Price Adjustments

The Conversion Price shall be subject to adjustment from time to time as follows (provided that the Conversion Price shall not fall below the par value of the Shares):

(a)	Dilutive Issuance

The adjustments to Conversion Price for dilutive issuance set forth in this Section 3.4(a) shall apply to the Series C-2 Shares, the Series C-1 Shares, Series C Shares and Series B Shares only.

(i)

Anti-dilution Adjustment for Series C-2 Shares. If at any time, the Company shall issue or sell New Shares for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) (the “New Price”) less than the applicable then-effective Series C-2 Conversion Price, in effect immediately prior to such issue, then the Series C-2 Conversion Price shall be reduced, concurrently with such issue, to such New Price.

(ii)

Anti-dilution Adjustment for Series C-1 Shares. If at any time, the Company shall issue or sell New Shares for a New Price which is less than the applicable then-effective Series C-1 Conversion Price, in effect immediately prior to such issue, then the Series C-1 Conversion Price shall be reduced, concurrently with such issue, to such New Price.

(iii)

Anti-dilution Adjustment for Series C Shares. If at any time, the Company shall issue or sell New Shares for a New Price which is less than the applicable then-effective Series C Conversion Price, in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to such New Price.

(iv)

Anti-dilution Adjustment for Series B Shares. If at any time, the Company shall issue or sell New Shares for a New Price which is less than the applicable then-effective Series B Conversion Price, in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to such New Price.

(v)	Deemed Issuances of Ordinary Shares. In the case of the issuance of an Option, the following provisions shall apply for all purposes of this Section3.4(a)):

(1)

The aggregate maximum number of Ordinary Shares deliverable upon exercise of Option shall be deemed to have been issued at the time such Option were issued, and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such Option, plus the minimum exercise price provided in such Option for the Ordinary Shares covered thereby.

(2)

In the event of any change in the number of Ordinary Shares deliverable, or in the consideration payable to the Company upon exercise of such Option, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series C-2 Conversion Price, the Series C-1 Conversion Price, the Series C Conversion Price or the Series B Conversion Price (as applicable), to the extent in any way affected by or computed using such Option, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the exercise of any such Option.

(3)

Upon the expiration or termination of any such Option, the Series C-2 Conversion Price, the Series C-1 Conversion Price, the Series C Conversion Price or the Series B Conversion Price (as applicable) shall, to the extent in any way affected by or computed using such Option, be recomputed to reflect the issuance of only the number of Ordinary Shares actually issued upon the exercise of such Option.

(b)

Adjustments for Share, Subdivisions, Combinations or Consolidations of Equity Securities. In the event that the issued and outstanding Class A Ordinary Shares shall be subdivided (by share split or otherwise) into a greater number of Class A Ordinary Shares, the Series C-2 Conversion Price, the Series C-1 Conversion Price, the Series C Conversion Price and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that the issued and outstanding Class A Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a fewer number of Class A Ordinary Shares, the Series C-2 Conversion Price, the Series C-1 Conversion Price, the Series C Conversion Price and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(c)

Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares after the date hereof, the Series C-2 Conversion Price then in effect with respect to each Series C-2 Share, the Series C-1 Conversion Price then in effect with respect to each Series C-1 Share, the Series C Conversion Price then in effect with respect to each Series C Share and the Series B Conversion Price then in effect with respect to each Series B Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Series C-2 Conversion Price, Series C-1 Conversion Price, Series C Conversion Price or Series B Conversion Price (as applicable) by a fraction, (i) the numerator of which is the total number of issued and outstanding Ordinary Shares immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of issued and outstanding Ordinary Shares immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series C-2 Conversion Price, Series C-1 Conversion Price, Series C Conversion Price or Series B Conversion Price (as the case may be) shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series C-2 Conversion Price, Series C-1 Conversion Price, Series C Conversion Price or the Series B Conversion Price (as the case may be) shall be adjusted pursuant to this article as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Series C-2 Shares, the Series C-1 Shares, Series C Shares or Series B Shares simultaneously receive a dividend or other distribution of shares of Ordinary Shares in a number equal to the number of shares of Ordinary Shares as they would have received if all outstanding Series C-2 Shares and/or Series C-1 Shares and/or Series C Shares and/or Series B Shares had been converted into Ordinary Shares on the date of such event.

(d)

Adjustments for Other Distributions. In the event that the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares and the Series B Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series C-2 Shares, Series C-1 Shares, Series C Shares and Series B Shares (as the case may be) been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period.

(e)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares and the Series B Shares shall be changed into the same or a different number of Shares of any other class or classes of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Shares provided for above), then and in each such event the holder of each Series C-2 Shares, Series C-1 Shares, Series C Shares and the Series B Shares shall have the right thereafter to convert such Series C-2 Shares, Series C-1 Shares, Series C Shares and the Series B Shares into the kind and amount of Shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares and the Series B Shares immediately before that change, all subject to further adjustment as provided herein.

(f)

Other Dilutive Events. In case any event shall occur as to which the above provisions are not strictly applicable, but the failure to make any adjustment to the Series C-2 Conversion Price, the Series C-1 Conversion Price, the Series C Conversion Price or the Series B Conversion Price would not fairly protect the conversion rights of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares or the Series B Shares (as the case may be) in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, in order to preserve, without dilution, the conversion rights of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares and the Series B Shares. Any such adjustment to the Series C-2 Shares, the Series C-1 Shares, the Series C Share and the Series B Shares shall be made in consultation with, and subject to the approval of, the Series C-2 Shareholders and/or the Series C-1 Shareholder and/or the Series C Shareholder and/or the Series B Shareholders (as the case may be).

(g)

Determination of Consideration. In the case of the issuance of New Shares for cash, the consideration shall be deemed to be the amount of cash received by the Company (net of any selling concessions, discounts, commissions and amount paid or payable for accrued interests or accrued dividends). In the case of the issuance of the New Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined by the Board (including the affirmative votes of the Series C-1 Director, the Series C Director, both Series B Directors and two Series A Directors) irrespective of any accounting treatment.

(h)

No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities (including Equity Securities) or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this article and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares and the Series B Shares.

(i)

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, for the purpose of effecting the conversion of the Series C-2 Shares, the Series C-1 Shares, the Series C Shares and the Series B Shares. If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series C-2 Shares, Series C-1 Shares, Series C Shares and Series B Shares, the Company and its members will take such corporate action as may, in the opinion of the Company’s counsel, be necessary to increase the Company’s authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purpose including but not limited to the approval of a resolution to this effect.

(j)

Founder Parties’ Liability. If, for any reason, any holder of the Series C-2 Shares and/or the Series C-1 Shares is unable to exercise its conversion right in accordance with this Section 3.4, each of the Founder Parties hereby irrevocably and unconditionally undertakes to indemnify such holder of the Series C-2 Shares and/or the Series C-1 Shares with the Equity Securities of the Company held by the Founder Parties or cash, at the election of such holder of the Series C-2 Shares and/or the Series C-1 Shares, an amount that such holder of the Series C-2 Shares and/or the Series C-1 Shares would have received had its conversion right been exercised in full. For the avoidance of doubt, the obligations of the Founder Parties under this Section 3.4(j) to the holders of the Series C-2 Shares and/or the Series C-1 Shares shall be on a joint and several basis.

(k)

Notice of record date. If the Company intends to take any action of the type or types requiring an adjustment set forth in this Section, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to such Preferred Share, and the number, kind or class of share or other securities or property which shall be deliverable upon conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least twenty (20) days prior to the taking of such action.

3.5	Procedure of Conversion

(a)	Mechanics of Conversion.

The Company may effect the conversion of Preferred Shares in any manner available under applicable Law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. Upon the conversion of the any Preferred Shares, the Company shall issue such number of the Class A Ordinary Shares converted from such Preferred Shares to the Preferred Shareholders holding such Preferred Shares, and cancel the Preferred Shares so converted. The Company shall promptly (i) update its register of members to reflect the issuance of such Class A Ordinary Shares and the cancellation of such Preferred Shares and (ii) issue and deliver to such holder of Preferred Shares, a certificate or certificates for the number of Class A Ordinary Shares to which such holder of Preferred Shares shall be entitled and (if applicable) a cheque payable as the result of conversion into fractional Class A Ordinary Shares in accordance with Section 3.5(b) below. Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the shares of Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Ordinary Shares on such date. All Class A Ordinary Shares issuable upon conversion of the Preferred Shares will upon issuance be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any pre-emptive rights, save as otherwise provided in these Articles. Upon any such conversion of any Preferred Shares, such Preferred Shares shall no longer be deemed to be outstanding and all rights of the Preferred Shareholders holding such Preferred Shares with respect to such Preferred Shares so converted shall immediately terminate upon the issuance of the Class A Ordinary Shares, except the right to receive the Class A Ordinary Shares or other securities, cash or other assets as herein provided.

If a conversion of Preferred Shares is in connection with a QIPO, such conversion will be conditional upon closing of the QIPO and the persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall not be deemed to have converted their Preferred Shares until the closing of the QIPO.

(b)	Fractional Share.

No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the Preferred Shareholder would otherwise be entitled, the Company shall at the discretion of the Board (including the affirmative votes of the Preferred Directors) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board on the date of conversion.

(c)	Adjustment Certificate.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 3, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify each Preferred Shareholder of such adjustment and the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such Preferred Shareholder an adjustment certificate setting forth (A) such adjustment or readjustment, (B) the number of Class A Ordinary Shares that each Preferred Share could then be converted into, and (C) the Conversion Price for the Preferred Shares in effect before and after such adjustment or readjustment.

(d)	Entitlement to dividends.

Upon conversion, all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by issuance of a number of further Class A Ordinary Shares equal to the value of such cash amount, at the option of the holder of such Preferred Shares.

4.	VOTING RIGHTS

4.1	General.

Subject to Article 8 of these Articles, the Holding Company shall have the right to one hundred (100) votes for each issued and outstanding Class B Ordinary Share held. All the holders of Class A Ordinary Shares shall have the right to one (1) vote for each issued and outstanding Class A Ordinary Share held. Each Preferred Shareholder shall have the right to one (1) vote for each Class A Ordinary Share into which each issued and outstanding Preferred Share held by it could then be converted. Subject to provisions to the contrary elsewhere in the Memorandum and Articles, or as required by applicable Laws, the Preferred Shareholders shall vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the Shareholders.

For avoidance of doubt, subject to Article 8 of these Articles, the right to one hundred (100) votes for any issued and outstanding Class B Ordinary Share held by the Holding Company shall terminate immediately after such Class B Ordinary Share is Transferred to a third Person, and any such third Person shall only have the right to one (1) vote for each such Transferred Class B Ordinary Share.

4.2	Board Matters.

The Board shall consist of ten (10) Directors. The Board shall be constituted as follows:

(a)	The Series C-1 Majority shall be entitled to appoint one (1) director of the Board (the “Series C-1 Director”);

(b)	The Series C Majority shall be entitled to appoint one (1) director of the Board (the “Series C Director”);

(c)

SAIF shall be entitled to appoint one (1) Director of the Board, and Youzhen shall be entitled to appoint one (1) Director of the Board (collectively, the “Series B Directors”) by written notice to the Company;

(d)	The Series A-1 Majority shall be entitled to appoint one (1) Director of the Board (the “Series A-1 Director”) by written notice to the Company;

(e)

The Series A-3 Majority shall be entitled to appoint one (1) Director of the Board (together with the Series A-1 Director, the “Series A Directors”, and each a “Series A Director”) by written notice to the Company; and

(f)	The Ordinary Majority shall be entitled to appoint four (4) Directors of the Board by written notice to the Company.

Any Shareholder or group of Shareholders entitled to designate any individual to be elected as a Director of the Board of Directors pursuant to this Section 4.2 shall have the right to remove any such Director occupying such position by written notice to the Company and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position. If a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any Director designated pursuant to this Section 4.2, the replacement to fill such vacancy shall be appointed in the same manner as the director who is being replaced in accordance with this Section 4.2.

The Board shall meet at least once every quarter unless postponed or waived by written consent of a quorum of the Board. For those acts listed in Section 4.3(c) and(d), a quorum for a Board meeting shall consist of at least six (6) Directors, including both Series B Directors, the Series C Director, the Series C-1 Director, and one (1) Director appointed by the Ordinary Majority; for any other acts not included in Section 4.3(c) and(d), a quorum for a Board meeting shall consist of at least six (6) Directors, including the director appointed by SAIF, the Series C Director, the Series C-1 Director, and one (1) Director appointed by the Ordinary Majority.

Each Director shall have one (1) vote on any matter submitted for approval of the Board. Each Director shall be entitled to appoint alternates to serve at any board meeting (or the meeting of a committee formed by the Board), and such alternates shall be permitted to attend all Board meetings and vote on such Director’s behalf.

Subject to Article 152 of these Articles, the Company shall indemnify the Directors to the maximum extent permitted by the Law. The Company shall obtain, and thereafter maintain, a directors’ and officers’ liability insurance policy pursuant to Section 7.7 of the Shareholders’ Agreement. In addition, the Company shall indemnify each Preferred Shareholder to the maximum extent permitted by applicable Laws for any claims brought against such Preferred Shareholder by any third party (including any other Shareholder of the Company) as a result of the appointment of any directors by such Preferred Shareholder in the Company.

4.3	Protective Provisions.

For so long as any Preferred Share remains outstanding, none of the Group Companies shall, and each of the Warrantors shall procure that no Group Company shall, directly or indirectly, take any of the actions listed in subsection (a) below without the prior affirmative vote or written consent of the Series C-2 Majority, the Series C-1 Majority, the Series C Majority, the Series B Majority and the Series A Majority, each voting as a separate class.

For so long as any Preferred Share remains outstanding, none of the Group Companies shall, and each of the Warrantors shall procure that no Group Company shall, directly or indirectly, take any of the actions listed in subsection (b) below without the prior affirmative vote or written consent of holders of at least 85% of the Preferred Shares (on an as-converted basis).

For so long as the Series C-1 Director, the Series C Director, any Series B Director or any Series A Director holds office in the Board, none of the Group Companies shall, and each of the Warrantors shall procure that no Group Company shall, directly or indirectly, take any of the actions listed in subsection (c) below without the prior affirmative vote or written consent of the Series C-1 Director, the Series C Director, both Series B Directors and two Series A Directors.

For so long as the Series C-1 Director, the Series C Director, any Series B Director or any Series A Director holds office in the Board, none of the Group Companies shall, and each of the Warrantors shall procure that no Group Company shall, directly or indirectly, take any of the actions listed in subsection (d) below without the prior affirmative vote or written consent of at least six (6) Preferred Directors.

Notwithstanding anything to the contrary contained herein, where any act listed in this Section 4.3 requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favour of such act but the approval of the Series C-2 Majority, the Series C-1 Majority, the Series C Majority, the Series B Majority or the Series A Majority has not yet been obtained, the relevant majority of the Preferred Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favour of such act plus one (1).

Notwithstanding anything to the contrary contained herein, where any act listed in this Section 4.3 requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favour of such act but the approval of the holders of at least 85% of the Preferred Shares (on an as-converted basis) has not yet been obtained, the relevant majority of the Preferred Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favour of such act plus one (1).

(a)	Acts of the Group Companies Requiring the Series C-2 Majority’s, the Series C-1 Majority’s, the Series C Majority’s, Series B Majority’s and Series A Majority’s Approvals

(i)	any amendment or waiver of any provision of the Restated Articles or Constitutional Documents of any Group Company;

(ii)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions on any shareholder of any Group Company;

(iii)

any recapitalization or reclassification of any outstanding shares into shares having preference or priority as to dividends or assets distribution senior to or on a parity with the preference or priority of any of the Preferred Shares;

(iv)

any increase, reduction or cancellation of the authorized or issued share capital of any Group Company or issue, purchase or redeem any shares or grant any, convertible securities, options or warrants over any portion of the share capital of any Group Company, or any other act which may result in new issuance of Equity Securities of any Group Company, have any effect on the rights of the Preferred Shareholders, or have effect of any direct or indirect dilution of the shareholding of the Preferred Shareholders in the Company, except for (i) the repurchase of options upon the termination of any employee’s employment pursuant to the ESOP; (ii) the grant of options or warrants therefor issued to employees, officers or directors of the Group Companies pursuant to the ESOP; (iii) any issue of Adjustment Shares (as defined in the Series C SSA, the Series C-1 SSA and the Share Subscription Agreement respectively) pursuant to the Series C SSA, the Series C-1 SSA and the Share Subscription Agreement; (iv) the issue of any Class A Ordinary Shares upon conversion of any Preferred Shares in accordance with these Articles; (v) the redemption of any Preferred Shares in accordance with these Articles;

(v)	any merger, amalgamation, consolidation or trade sale of any Group Company, other than an Approved Sale;

(vi)

any consent to any proceeding seeking liquidation, winding up, dissolution, reorganization, or arrangement of any Group Company under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors except for those contemplated in the Transaction Documents; and

(vii)	any agreement, whether in writing or otherwise, to do or any action that may result in any of the foregoing.

(b)	Acts of the Group Companies Requiring Approval of holders of at least 85% of the Preferred Shares (on an as-converted basis)

(i)	any disposition, dilution or transfer of the direct or indirect interests of the Company in any other Group Company;

(ii)

any change in the authorized size of the board of directors, the board of supervisors and any committee of the board of directors of any Group Company, or any change in the manner of election and term of office of any director, supervisor or committee member thereof; and

(iii)	any agreement, whether in writing or otherwise, to do any action that may result in any of the foregoing.

(c)	Acts of the Group Companies Requiring the Series C-1 Director’s, the Series C Director’s, Both Series B Directors’ and Two Series A Directors’ Approvals

(i)

any change, cessation to conduct or cessation to carry on, the business of any Group Company substantially as it is currently conducted or, in the case of a Subsidiary, substantially as it is conducted at the time it became a Subsidiary of the Company, or any change of any Group Company’s name or brand unless the relevant transactions are otherwise specifically listed in the Business Plan which is approved in accordance with these Articles;

(ii)

any initial public offering and any action related to an initial public offering (including any action in preparation for a public offering such as the appointment of (and any changes to) an investment bank or a financial advisor, the choice of stock exchange, the market capitalization of the Company and any other terms and conditions related thereto);

(iii)	any approval of or amendment to the approved treasury or accounting policies, principles, standards or any change in terms of the fiscal year of any Group Company;

(iv)	any appointment or change of the Auditor or other auditors of any Group Company;

(v)

any declaration, set aside or payment of dividend or other distribution in any kind (including profits distribution) by any Group Company, or capitalization of the reserves of any Group Company and the adoption of, and any changes to, the dividend policy of any Group Company;

(vi)

any transaction between any Group Company and any Interested Party of a Group Company (for the avoidance of doubt, excluding any transactions between the Company and any other Group Companies wholly owned by the Company or between such other Group Companies or any transaction incurred in the ordinary course of such Group Company’s business which is consistent with its past practice);

(vii)

any sale, transfer, license, pledge, or otherwise disposal of any major business or major assets exceeding, individually or in aggregate, 10% of the Company’s total assets as at the end of the latest financial year or any control interests thereof, or, any transfer or license of major technology to any third party, in each case which is not necessary for the operation of the business of the Group Companies and may result in a material adverse effect on the interests of the Preferred Shareholders;

(viii)	any change, amendment, waiver to or termination of any Control Documents;

(ix)	any agreement, whether in writing or otherwise, to do or any action that may result in any of the foregoing.

(d)	Acts of the Group Companies Requiring Approval of At Least Six (6) Preferred Directors

(i)

any approval of or amendment to the Business Plan, final settlement (年度决算), financial statements, medium and long term development plan and annual/quarterly investment plan, financing plan of any Group Company;

(ii)

other than the transactions as set forth in (c)(vii), any sale, transfer, license, pledge, or otherwise disposal of any major business, major assets exceeding, individually or in aggregate, 5% of the Company’s total assets as at the end of the latest financial year or any control interests thereof, and/or the goodwill or the Proprietary Asset (including without limitation, the exclusive licensing of any Proprietary Asset) of any Group Company unless the relevant transactions (including without limitation the respective counterparty, the subject, the consideration and other key information) are otherwise specifically listed in the Business Plan which is approved in accordance with these Articles;

(iii)

any acquisition of any stock, share or other Equity Securities of any Person other than the Group Companies, or any development or establishment of brands other than those owned by the Group Companies as of the date hereof unless the relevant transactions (including without limitation the respective counterparty, the subject, the consideration and other key information) are otherwise specifically listed in the Business Plan which is approved in accordance with these Articles;

(iv)	any purchase or lease of real property exceeding, individually or in aggregate, 5% of the Company’s total assets as at the end of the latest financial year;

(v)

the establishment of any subsidiary, joint venture, partnership, branches or affiliates, or change of the current structure of the Group Companies unless otherwise contemplated in the Transaction Documents or the relevant acts are otherwise specifically listed in the Business Plan which is approved in accordance with these Articles;

(vi)

any purchase of vehicles (except for any purchase in the ordinary course of business) or real estate for any Group Companies unless the relevant transactions (including without limitation the respective counterparty, the subject, the consideration and other key information) are otherwise specifically listed in the Business Plan which is approved in accordance with these Articles;

(vii)

any borrowing by any Group Company from any third party or provision of guarantees or indemnities provided by any Group Company with a value exceeding US$5,000,000 (or equivalent amount of RMB), or lending to any third party or provision of guarantee for or indemnities to any third party unless the relevant borrowing, lending, guaranty or indemnity (including without limitation the respective counterparty and other key information) is otherwise specifically listed in the Business Plan which is approved in accordance with these Articles;

(viii)	any material expenditure incurred outside the Business Plan of any Group Company which is approved in accordance with these Articles;

(ix)

any total expenditure incurred in any quarter (including any expenditure for the purchase of any tangible or intangible assets or any investment to any Person not within the wholly-owned Group Companies) in excess of US$1,500,000 (or equivalent amount of RMB) unless the specific amount of expenditure is otherwise listed in the Business Plan which is approved in accordance with these Articles;

(x)

any investment by any Group Company in securities, future goods, financial derivatives or any other financial products, unless expressly illustrated in the Business Plan which is approved in accordance with these Articles;

(xi)

any technology transfers or licenses to any third parties (other than any technology transfers or licenses necessary for the operation of the business of the Group Companies, any technology transfers or licenses to an Interested Party of a Group Company and any technology transfers or licenses as set forth in (c)(vii));

(xii)

the appointment and removal of the Key Employees and other key officers at or above comparable position to the Key Employees of any Group Company, and any approval of the remuneration and other employment terms of foregoing persons;

(xiii)	any increase in compensation of the Key Employees and other key officers at or above comparable position to the Key Employees of any Group Company by more than 15% in any twelve-month period;

(xiv)	any creation, adoption, execution or amendment of the ESOP or any other incentive plan of any Group Company, or any change of the number of Shares reserved under the ESOP or such other incentive plan;

(xv)

any action to create, allow to arise or issue any debenture constituting a pledge, lien, charge or security interest on the major assets of any Group Company, or any action to cause any Group Company to bear or undertake an unlimited Liability or Liability in excess of US$300,000 (or an equivalent amount thereof in another currency);

(xvi)	any initiation or settlement of any material litigation, arbitration or other disputes of any Group Companies; and

(xvii)	any agreement, whether in writing or otherwise, to do or any action that may result in any of the foregoing.

A series of related transactions shall be construed as a single transaction, and any amounts involved in the related transactions shall be aggregated, to determine whether a matter is subject to this Section 4.3.

5.	DRAG-ALONG RIGHTS

5.1	Drag-Along Rights of the Series C-2 Shareholders.

If (a) a QIPO is not completed by 30 June 2021, (b) the Series C-2 Redemption Price and the Series C-2 Put Option Price (as defined in the Shareholders’ Agreement) have not been paid in accordance with the Restated Articles and the Shareholders’ Agreement, respectively, and (c) the Series C-2 Majority (the “Series C-2 Drag-Along Shareholders”) proposes a sale of the Company by merger, sale of all or substantially all of the assets or business of the Group Companies, a sale of all of the Shares or otherwise (the “Series C-2 Approved Sale”) to a third-party potential purchaser (the “Potential Purchaser”), then upon written notice from the Series C-2 Drag-Along Shareholders, each of the other Shareholders of the Company (the “Series C-2 Dragged Shareholders”) shall (i) vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series C-2 Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Series C-2 Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Series C-2 Approved Sale to such purchaser; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Series C-2 Approved Sale; and (iv) take all actions reasonably necessary to consummate the proposed Series C-2 Approved Sale. If any Series C-2 Dragged Shareholder does not elect to vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series C-2 Approved Sale, upon the request of the Series C-2 Drag-Along Shareholders, such Series C-2 Dragged Shareholder shall be obliged to purchase all the Shares held by the Series C-2 Drag-Along Shareholders, at the price and terms offered by the Potential Purchaser. Notwithstanding any provision to the contrary, the share transfer restrictions of Section 3 of the Shareholders’ Agreement shall not apply to any transfers made pursuant to this Section 5.1.

5.2	Drag-Along Rights of the Series C-1 Shareholders.

If (a) a QIPO is not completed by 30 June 2021, (b) the Series C-1 Redemption Price and the Series C-1 Put Option Price (as defined in the Shareholders’ Agreement) have not been paid in accordance with the Restated Articles and the Shareholders’ Agreement, respectively, and (c) the Series C-1 Majority (the “Series C-1 Drag-Along Shareholder”) proposes a sale of the Company by merger, sale of all or substantially all of the assets or business of the Group Companies, a sale of all of the Shares or otherwise (the “Series C-1 Approved Sale”) to a Potential Purchaser, then, subject to the prior written consent of the Series C-2 Majority, upon written notice from the Series C-1 Drag-Along Shareholders, each of the other Shareholders of the Company (the “Series C-1 Dragged Shareholders”) shall (i) vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series C-1 Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Series C-1 Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Series C-1 Approved Sale to such purchaser; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Series C-1 Approved Sale; and (iv) take all actions reasonably necessary to consummate the proposed Series C-1 Approved Sale. If any Series C-1 Dragged Shareholder does not elect to vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series C-1 Approved Sale, upon the request of the Series C-1 Drag-Along Shareholder, such Series C-1 Dragged Shareholder shall be obliged to purchase all the Shares held by the Series C-1 Drag-Along Shareholder, at the price and terms offered by the Potential Purchaser. Notwithstanding any provision to the contrary, the share transfer restrictions of Section 3 of the Shareholders’ Agreement shall not apply to any transfers made pursuant to this Section 5.2.

5.3	Drag-Along Rights of the Series C Shareholders.

If (a) a QIPO is not completed by the earlier of the 4th anniversary of the Series C Shares Issue Date and 30 June 2021, (b) the Series C Redemption Price and the Series C Put Option Price (as defined in the Shareholders’ Agreement) have not been paid in accordance with the Restated Articles and the Shareholders’ Agreement, respectively, and (c) the Series C Majority (the “Series C Drag-Along Shareholder”) proposes a sale of the Company by merger, sale of all or substantially all of the assets or business of the Group Companies, a sale of all of the Shares or otherwise (the “Series C Approved Sale”) to a Potential Purchaser, then, subject to the prior written consent of the Series C-2 Majority and the Series C-1 Majority, upon written notice from the Series C Drag-Along Shareholders, each of the other Shareholders of the Company (the “Series C Dragged Shareholders”) shall (i) vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series C Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Series C Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Series C Approved Sale to such purchaser; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Series C Approved Sale; and (iv) take all actions reasonably necessary to consummate the proposed Series C Approved Sale. If any Series C Dragged Shareholder does not elect to vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series C Approved Sale, upon the request of the Series C Drag-Along Shareholder, such Series C Dragged Shareholder shall be obliged to purchase all the Shares held by the Series C Drag-Along Shareholder, at the price and terms offered by the Potential Purchaser. Notwithstanding any provision to the contrary, the share transfer restrictions of Section 3 of the Shareholders’ Agreement shall not apply to any transfers made pursuant to this Section 5.3.

5.4

Drag-Along Rights of Series B Shareholders and Holding Company. At any time after the Closing, if the Series B Majority and the Holding Company (the “Series B Drag-Along Shareholders”) consent to an acquisition or a sale of the Company by merger, sale of more than fifty percent (50%) of the outstanding Shares, sales of all or substantially all of the assets or business of the Group Companies, a sale of all the Shares or otherwise (the “Series B Approved Sale”) to a Potential Purchaser, then, subject to the prior written consent of the Series C-2 Majority, the Series C-1 Majority and the Series C Majority, upon written notice from the Series B Drag-Along Shareholders, each of the other Shareholders of the Company (the “Series B Dragged Shareholders”) shall (i) vote, or give its written consent with respect to, all the Shares held by them in favor of such proposed Series B Approved Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Series B Approved Sale; (ii) sell, transfer, and/or exchange, as the case may be, all of their Shares in such Series B Approved Sale to such purchaser; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to or in connection with such proposed Series B Approved Sale; and (iv) take all actions reasonably necessary to consummate the proposed Series B Approved Sale. If any Series B Dragged Shareholder does not elect to vote, or give its written consent with respect to, all the Shares held by them in favour of such proposed Series B Approved Sale, upon the request of the Series B Drag-Along Shareholder, such Series B Dragged Shareholder shall be obliged to purchase all the Shares held by the Series B Drag-Along Shareholder, at the price and terms offered by the Potential Purchaser. Notwithstanding any provision to the contrary, the share transfer restrictions of Section 3 of the Shareholders’ Agreement shall not apply to any transfers made pursuant to this Section 5.4.

5.5	Representation and Undertaking.

Any such sale or disposition by the Dragged Shareholders, in each applicable case, shall be on the terms and conditions of the Approved Sale as proposed by the Potential Purchaser. Such Dragged Shareholders shall be required to make severally customary and usual representations and warranties in connection with the Approved Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such Persons or entities; and any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any Law or regulation applicable to such Dragged Shareholders or any material contract to which such Dragged Shareholders is a party or by which they are bound and shall severally indemnify and hold harmless to the full extent permitted by Law, the purchasers against all actual cost, damages, or other liabilities, arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of such Dragged Shareholders, respectively, as the case may be, under the terms of the agreements relating to such Approved Sale, provided that no Shareholder shall be obligated in connection with such Approved Sale to pay any amount with respect to any liabilities arising from the representations, warranties and indemnities given by it in excess of its share of the total consideration paid by the Potential Purchaser. Each of the Group Companies undertakes to obtain all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority or any third party, which are required to be obtained or made by them in connection with the Approved Sale. Each of the Dragged Shareholder undertakes to pay its pro rata share of expenses incurred in connection with such proposed Approved Sale based on its share of the total consideration paid by the Potential Purchaser relative to each other.

5.6	Drag-Along Notice.

With respect any Approved Sale in relation to which the Drag-Along Shareholder wishes to exercise its rights under this Section 5, the Drag-Along Shareholders shall provide the Company and the Dragged Shareholders with written notice (the “Drag-Along Notice”) not less than thirty (30) days prior to the proposed closing date of the Approved Sale (the “Approved Sale Date”). The Drag-Along Notice shall set forth: (a) the name and address of the Potential Purchaser; (b) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by the Potential Purchaser; (c) the Approved Sale Date; (d) the number of Shares held on record by the Drag-Along Shareholder on the date of the Drag-Along Notice which (if applicable) form the subject to be transferred, sold or otherwise disposed of by the Drag-Along Shareholder; and (e) (if applicable) the number of Shares of the Dragged Shareholders to be included in the Approved Sale.

5.7	Transfer Certificate.

On the Approved Sale Date, if the Approved Sale is a sale of Shares, each of the Drag-Along Shareholders and the Dragged Shareholders shall deliver or cause to be delivered an instrument of transfer and a certificate or certificates evidencing its Shares to be included in the Approved Sale, duly endorsed for transfer and duly executed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice. The register of members of the Company shall be updated to reflect the share transfers as a result of the exercise of the Drag-Along Rights exercised by a Drag-Along Shareholder.

5.8	Payment.

If the Approved Sale is a sale of Shares, if the Drag-Along Shareholder or the Dragged Shareholders receive the purchase price for their shares or such purchase price is made available to them as part of an Approved Sale and, in either case they fail to deliver a duly executed instrument of transfer or certificates evidencing their Shares as described in this Section 5, they shall for all purposes be deemed no longer to be a Shareholder of the Company (with the register of members of the Company updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any Shares held by them, shall have no other rights or privileges as a Shareholder of the Company. In addition, the Company shall stop any subsequent transfer of any such Shares held by such Shareholders. All proceeds received by or are made available to the Shareholders for an Approved Sale shall be distributed among the Shareholders in accordance with Section 1 of this Schedule A.

[End of Schedule A]